                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT




                                  BY AND AMONG




                           THE PRINCETON REVIEW, INC.,



                       PRINCETON REVIEW PUBLISHING, L.L.C.




                                       AND




                                EMBARK.COM, INC.








                              DATED OCTOBER 1, 2001

                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----


Article I      DEFINITIONS....................................................    2

      1.1      Defined Terms..................................................    2

Article II     PURCHASE AND SALE OF ASSETS....................................    9

      2.1      Purchased Assets...............................................    9
      2.2      Excluded Assets................................................   13
      2.3      Assumed Liabilities............................................   14
      2.4      Excluded Liabilities...........................................   17
      2.5      Purchase Price.................................................   19
      2.6      Reserve Amount.................................................   21
      2.7      Verifications and Adjustments..................................   23
      2.8      Allocation of Purchase Price...................................   25

Article III    CLOSING........................................................   25

      3.1      Closing........................................................   25
      3.2      Seller's Deliveries at the Closing.............................   26
      3.3      Buyer's Deliveries at the Closing..............................   28

Article IV     REPRESENTATIONS AND WARRANTIES OF SELLER.......................   29

      4.1      Organization of the Seller.....................................   29
      4.2      Subsidiaries...................................................   29
      4.3      Authorization; Binding Effect..................................   29
      4.4      Title to Purchased Assets......................................   30
      4.5      No Conflict or Violation.......................................   30
      4.6      Consents and Approvals.........................................   30
      4.7      Seller Financial Statements....................................   31
      4.8      Absence of Certain Changes or Events...........................   31
      4.9      Certain Contracts and Arrangements.............................   32
      4.10     Litigation.....................................................   33
      4.11     Compliance with Law; Permits and Licenses......................   34
      4.12     Advisors.......................................................   34
      4.13     Products.......................................................   34
      4.14     Web Sites......................................................   34
      4.15     User Log Files.................................................   34
      4.16     Business Information...........................................   35
      4.17     Intellectual Property..........................................   35
      4.18     Tax............................................................   37
      4.19     Insurance......................................................   38
      4.20     Data Protection and Compliance with Privacy Policies...........   38
      4.21     No Material Omissions..........................................   39
      4.22     Assets Necessary to the Business...............................   40
      4.23     Undisclosed Liabilities........................................   40

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
      4.24     Employee Matters...............................................   40
      4.25     Real Property..................................................   42
      4.26     Environmental Matters..........................................   42
      4.27     Leased Personal Property.......................................   43
      4.28     Accounts Payable; Accrued Liabilities..........................   44
      4.29     Accounts Receivable............................................   44
      4.30     Relationship with Co-Branding Partners, Customers and
               Suppliers......................................................   44
      4.31     Related Party Transactions.....................................   44
      4.32     Investment Intent; Private Placement...........................   45
      4.33     Comdisco Note..................................................   46

Article V      REPRESENTATIONS AND WARRANTIES OF BUYER AND TPR................   46

      5.1      Organization...................................................   46
      5.2      Authorization..................................................   46
      5.3      No Conflict or Violation.......................................   47
      5.4      Consents and Approvals.........................................   47
      5.5      Litigation.....................................................   47
      5.6      Advisors.......................................................   47
      5.7      Owner of Buyer; Assets of Buyer................................   48
      5.8      Capital Stock..................................................   48
      5.9      SEC Filings; Financial Statements..............................   48
      5.10     Absence of Certain Changes or Events...........................   49
      5.11     Compliance with Securities Laws................................   47

Article VI     CONDITIONS TO CLOSING..........................................   49

      6.1      Conditions to Obligations of Buyer.............................   49
      6.2      Conditions to Obligations of Seller............................   50

Article VII    COVENANTS......................................................   51

      7.1      Conduct of Business Pending Closing............................   51
      7.2      Confidentiality................................................   52
      7.3      Use and Destruction of Registered User Information.............   53
      7.4      Compliance with Laws...........................................   54
      7.5      Continuation of Seller; Non-Distribution of the Purchase
               Price..........................................................   54
      7.6      Assignment of 101 Townsend Lease and Access to 111
               Townsend and Telephone Systems.................................   54
      7.7      Post-Closing Assistance........................................   56
      7.8      Prorated Operating Expenses....................................   57
      7.9      Payment of Accounts Payable....................................   58
      7.10     Terminate 401(k) Plan..........................................   58
      7.11     Notification of Registered Users...............................   59
      7.12     Further Assurances.............................................   59
      7.13     Closing Financial Statements...................................   58
      7.14     Intentionally Omitted..........................................   58
      7.15     Post Closing Loan to Seller....................................   59
      7.16     Performance of Certain Services by Seller......................   59

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
      7.17     Change of Corporate Name.......................................   60

Article VIII   EMPLOYEES......................................................   61

      8.1      Employment of Seller's Employees...............................   61

Article IX     NONCOMPETITION.................................................   61

      9.1      Non-competition................................................   61

Article X      TAX MATTERS....................................................   62

      10.1     Tax Matters....................................................   62
      10.2     Treatment of Proration and Indemnity Payments..................   63

Article XI     INDEMNIFICATION................................................   64

      11.1     Indemnification by Seller......................................   64
      11.2     Indemnification by Buyer.......................................   64
      11.3     Indemnification Procedures Relating to Third Party Claims......   64
      11.4     Limitation of Seller's Liability...............................   66
      11.5     Limitation of Buyer's Liability................................   66
      11.6     Right of Offset and Use of Stock to Satisfy Seller
               Indemnification Obligations....................................   66
      11.7     Exclusive Remedy...............................................   67
      11.8     Security for Indemnification Obligations of Seller.............   67

Article XII    [INTENTIONALLY OMITTED]........................................   67


Article XIII   MISCELLANEOUS..................................................   68

      13.1     Survival of Representations and Warranties.....................   68
      13.2     Expenses.......................................................   68
      13.3     No Joint Venture...............................................   68
      13.4     Specific Performance...........................................   68
      13.5     Assignment.....................................................   69
      13.6     Notices........................................................   69
      13.7     Governing Law; Exclusive Jurisdiction..........................   70
      13.8     Entire Agreement; Amendments and Waivers.......................   71
      13.9     Counterparts...................................................   71
      13.10    Publicity......................................................   71
      13.11    Construction...................................................   71
      13.12    Severability...................................................   72
      13.13    Failure to Enforce.............................................   72
      13.14    Schedules......................................................   72

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                              SCHEDULES, EXHIBITS,
                             APPENDICES AND ANNEXES

Schedule 2.1(xiii)               - Assumed Contracts Schedule 2.1(xvii) - Other Tangible
Assets Schedule 2.2(v)           - Laptops
Schedule 2.2(vii)                - Notes from Employees
Schedule 2.3(iii)                - Electronic Application Liabilities
Schedule 2.3(iv)                 - Sales Commissions
Schedule 2.3(vi)                 - Unperformed Services
Schedule 2.5(v)                  - Criteria for Issuance of up to 125,000 Additional Shares
                                   of Stock
Schedule 2.6                     - List of Accounts Payable from the Reserve Amount
Schedule 4.1                     - Qualifications
Schedule 4.4                     - Liens
Schedule  4.5                    - No Conflict or Violation
Schedule 4.6                     - Consents and Approvals
Schedule 4.7                     - Seller Financial Statements
Schedule 4.8                     - Absence of Certain Changes or Events
Schedules 4.9(a)-(d)             - Assumed Contracts
Schedule 4.10                    - Litigation
Schedule 4.12                    - Advisors
Schedule 4.13                    - Products
Schedule 4.14                    - Web Sites
Schedule 4.15                    - User Log Files
Schedule 4.16                    - Business Information
Schedule 4.17(i)                 - Ownership of Intellectual Property
Schedule 4.17(ii)                - Validity and Enforceability of  Intellectual
                                    Property
Schedule 4.17(iii)               - Exploitation of Intellectual Property
Schedule 4.17(iv)                - Third Party Intellectual Property
Schedule 4.18                    - Tax
Schedule 4.19                    - Insurance
Schedule 4.22                    - Assets Necessary to the Business
Schedule 4.23                    - Undisclosed Liabilities
Schedule 4.24(i)                 - Employees
Schedule 4.24(ii)                - Employee Benefit Plans
Schedule 4.25                    - Leased Real Property
Schedule 4.27                    - Leased Personal Property
Schedule 4.28                    - Accounts Payable
Schedule 4.29                    - Accounts Receivable
Schedule 4.30                    - Co-Branding Partners, Customers, Suppliers
Schedule 4.31                    - Related Party Transactions
Schedule 4.33                    - Comdisco Note Matters
Schedule 7.16                    - Services

EXHIBITS:

Exhibit A        -   Confidentiality Agreement

Exhibit B        -   Form of Officer's Certificate of Seller
Exhibit C        -   Form of Secretary's Certificate of Seller
Exhibit D        -   Form of Bill of Sale
Exhibit E        -   Form of Assignment and Assumption Agreement
Exhibit F        -   Form of Trademarks Assignment
Exhibit G        -   Form of Copyright Assignment
Exhibit H        -   Form of Registrant Name Change Agreement
Exhibit I        -   Form of Patents and Inventions Assignment
Exhibit J        -   Form of Employment Agreement
Exhibit K        -   Form of Covenant Not To Compete Agreement
Exhibit L        -   Registration Rights Agreement
Exhibit M        -   Form of Lock-up Agreement
Exhibit N        -   Form of Opinion of Cooley Godward
Exhibit O        -   Form of Officer's Certificate of Buyer
Exhibit P        -   Form of Secretary's Certificate of Buyer
Exhibit Q        -   Form of Opinion of Patterson, Belknap, Webb & Tyler
Exhibit R            Form of Officer's Certificate Regarding Closing
                     Financial Statements
Exhibit S            Form of Promissory Note
Exhibit T            Form of Pledge and Security Agreement
Exhibit U            Comdisco Documentation

APPENDICES:

Appendix A       -   Wire Transfer Instructions

                            ASSET PURCHASE AGREEMENT


            This Asset Purchase Agreement (this "Agreement"), dated October 1, 2001 (together with all schedules, exhibits and appendices hereto, this "Agreement"), is entered into by and among The Princeton Review, Inc., a corporation organized and existing under the laws of Delaware ("TPR"), Princeton Review Publishing, L.L.C., a limited liability company organized and existing under the laws of Delaware ("Buyer"), and Embark.com, Inc., a corporation organized and existing under the laws of Delaware ("Seller").


                                   WITNESSETH:

            WHEREAS, Seller is engaged in providing comprehensive online resources to students transitioning to college, graduate and technical schools, electronic application and prospect management tools to schools and higher education institution customers (the "Institutions") to better manage the recruitment and admissions process, and marketing services for schools, Institutions and business partners (collectively, the "Business");

            WHEREAS, TPR owns all of the outstanding limited liability company interests of Buyer;

            WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the assets that Seller has used, uses or intends to use in any way relating to the Business, other than Excluded Assets (the "Purchased Assets"), upon the terms and subject to the satisfaction of the conditions contained in this Agreement; and

            WHEREAS, Seller desires that Buyer assume, and Buyer has agreed to assume, certain liabilities in connection with the sale of the Purchased Assets upon the terms and subject to the satisfaction of the conditions contained in this Agreement;

            NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 Defined Terms.

      Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:

            "Accounting Firm" is defined in Section 2.7(ii)  .

            "Accounts Payable" is defined in Section 4.28.

            "Accounts Receivable" is defined in Section 4.29.

            "Accrued Liabilities" is defined in Section 4.28.

            "Advertising Materials" is defined in Section 2.1(xiv)  .

            "Advisors" is defined in Section 4.12.

            "Affiliate" is defined in Section 4.31.

            "Agreement" is defined in the preamble.

            "Ancillary Agreements" is defined in Section 3.2(xiv)  .

            "Assignment and Assumption Agreement" is defined in Section
3.2(iv)  .

            "Assumed Contracts" is defined in Section 2.1(xiii)  .

            "Assumed Liabilities" is defined in Section 2.3.

            "Business" is defined in the recitals.

            "Business Information" is defined in Section 2.1(xvi)  .

            "Buyer" is defined in the preamble.

            "Buyer Indemnified Parties" is defined in Section 11.1.

            "Cash Portion" is defined in Section 2.5(i)  .

            "Claim" is defined in Section 11.3.

            "Closing" is defined in Section 3.1.

            "Closing Date" is defined in Section 3.1.

            "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "CollegeNet Litigation" is defined in Section 2.4(x)  .

            "Comdisco Note" is defined in Section 2.3(i)  .

            "Competitive Activity" is defined in Section 9.1(i)  .

            "Confidential Information" is defined in that certain
Confidentiality Agreement, dated July 6, 2001, by and between Seller and TPR, which is attached to this Agreement as Exhibit A. Confidential Information shall also include all information retained by Seller as contemplated by Schedule 2.1(xvii) for use in the CollegeNet litigation.

            "Content" is defined in Section 2.1(viii)

            "Copyright Assignment" is defined in Section 3.2(vi)  .

            "Copyrights" is defined in Section 2.1(iv)  .

            "Covenant Not To Compete Agreements" is defined in Section
3.2(x)  .

            "Damages" is defined in Section 11.1.

            "DAT" is defined in Section 2.3(ii)(c).

            "Data Protection Laws" is defined in Section 4.20(i)  .

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            "DBDI" is defined in Section 2.3(ii) (d).

            "DBDM" is defined in Section 2.3(ii) (e).

            "Deferred Revenue" is defined in Section 2.3(ii)  .

            "Domain Names" is defined in Section 2.1(vii).

            "DPR" is defined in Section 2.3(ii) (a).

            "DUR" is defined in Section 2.3(ii) (b).

            "ECOS" is defined in Section 2.1(i)  .

            "Electronic Application" is defined in Section 2.3(iii)  .

            "Electronic Application Liabilities" is defined in Section
2.3(iii)  .

            "Electronic Application Revenue" means cumulative pre-tax revenue earned by Buyer from Electronic Applications (the parties understand and agree that Electronic Application Revenue does not include any fees that are held by Buyer at any time on behalf of Institutions pending remittance to Institutions or any fees for services rendered by Buyer other than for processing Electronic Applications).

            "Eligible Revenue" means (i) 100% of all pre-tax revenue earned by Buyer during the 2002 fiscal year from business partners of Seller (including co-branding, marketing, promotional, development and sponsorship relationships, but excluding Institutions) existing on the Closing Date resulting from any Assumed Contracts with such business partners, from any renewals of such Assumed Contracts or from additional business relationships with such business partners,
(ii) 100% of all pre-tax revenue earned by Buyer during the 2002 fiscal year from Products (other than the product referred to by Seller as the "Outreach" product) and (iii) 50% of all pre-tax revenue earned by Buyer during the 2002 fiscal year from Seller's "Outreach" product and from Buyer's current equivalent of the "Outreach" product. In the interest of clarity, the "Outreach" product and Buyer's current equivalent of the "Outreach" product are direct marketing systems offered by Seller and Buyer, respectively, to colleges for communicating with potential students.

            "Embark Cash" is defined in Section 2.2(i)  .

            "Employment Agreements" is defined in Section 3.2(ix)  .

            "Environmental Laws" is defined in Section 4.26(ii) (a).

            "ERISA" is defined in Section 2.4(iii)  .

            "ERISA Affiliate" is defined in Section 2.4(iii)  .

            "ESS" is defined in Section 2.1(i)  .

            "Exchange Act" is defined in Section 5.9(i).

            "Excluded Assets" is defined in Section 2.2.

            "Excluded Liabilities" is defined in Section 2.4.

            "Expiration Date" is defined in Section 13.1.

            "401(k) Plan" is defined in Section 7.10.

            "GAAP" is defined in Section 2.5(i)  .

            "Governmental Entity" is defined in Section 4.10.

            "Hazardous Substance" is defined in Section 4.26(ii)  .

            "Indemnifying Party" is defined in Section 11.3.

            "Institutions" is defined in the recitals.

            "Intellectual Property" is defined in Section 4.17(i)  .

            "Inventions" is defined in Section 2.1(v)  .

            "Know-How" is defined in Section 2.1(x)  .

            "Laws" is defined in Section 4.11.

            "Lease Agreement" is defined in Section 7.6(i).

            "Leased Real Property" is defined in Section 4.25.

            "Liens" is defined in Section 4.4.

            "Lock-up Agreement" is defined in Section 3.2(xiv)  .

            "Material Adverse Effect" is defined in Section 4.1.

            "New Hire" is defined in Section 8.1.

            "Object Code" means all machine-readable elements of computer programming.

            "101 Townsend" means the space located at 101 Townsend Street, San Francisco, California.

            "111 Townsend" means the space located at 111 Townsend Street, San Francisco, California.

            "Patents" is defined in Section 2.1(v)  .

            "Patents and Inventions Assignment " is defined in Section
3.2(viii)  .

            "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

            "Plans" is defined in Section 4.24(ii).

            "PRM" is defined in Section 2.1(i)  .

            "Proceeds" means all proceeds of whatever kind from the sale of Stock on Nasdaq (or any other exchange upon which the Stock is listed) or in a private sale.

            "Products" is defined in Section 2.1(i)  .

            "Programming" is defined in Section 2.1(vi)  .

            "Purchase Price" is defined in Section 2.5.

            "Purchase Price Reductions" is defined in Section 2.5(i)  .

            "Purchased Assets" is defined in the recitals.

            "Registered Users" is defined in Section 2.1(xii)

            "Registered User Information" is defined in Section 2.1(xii)  .

            "Registrant Name Change Agreement" is defined in Section
3.2(vii)  .

            "Registration Rights Agreement" is defined in Section 3.2(xii)

            "Report" is defined in Section 2.7(i)  .

            "Reserve Amount" is defined in Section 2.6.

            "Schedules" is defined in the introduction of Article IV.

            "SEC" is defined in Section 5.9(i).

            "SEC Reports" is defined in Section 5.9(i).

            "Securities Act" is defined in Section 4.32(i)  .

            "Seller" is defined in the preamble.

            "Seller's Accountant" is defined in Section 2.7(i).

            "Seller Financial Statements" is defined in Section 4.7.

            "Seller Indemnified Parties" is defined in Section 11.2.

            "Source Code" means all human-readable computer programming instructions, comments, job control language, Common Gateway Interface Scripts, Java, Java Script, Shockwave, Real Audio, HTML elements and HTML Code.

            "Stock" is defined in Section 2.5(v).

            "Stock Transaction Value" means, the sum of (a) the aggregate market value of all Stock that has not been sold by Seller or has been distributed to Seller's stockholders as of the date of receipt by Buyer of notice from Seller of any claim for indemnification for Damages (such aggregate market value to be determined by using the closing price of the Stock as reported on the Nasdaq stock market on the date the notice of such claim is deemed delivered pursuant to Section 13.6 (or, if there is no closing price reported on such date, on the last date immediately preceding such date on which a closing price was reported)) and (b) the total Proceeds received by Seller from all Stock that has been sold by Seller as of the date of receipt by Buyer of the aforesaid notice from Seller of any claim for Damages, provided that, if Stock is sold by Seller in a private transaction that is not effected over Nasdaq or any other securities exchange on which the Stock is then listed and such transaction is not a bona fide arms length transaction, then the value of any Stock sold in such a transaction will be determined as of the date of such transaction in accordance with clause (a) above rather than this clause (b).

            "Tax" or "Taxes" is defined in Section 4.18.

            "TPR" is defined in the preamble.

            "Total Transaction Value" means the sum of (i) all cash (after the adjustments set forth in this Agreement are made) payable to Seller under
Section 2.5,(ii) the aggregate market value of all Stock that has not been sold by Seller or has been distributed to Seller's stockholders as of the date of receipt by Seller of notice from Buyer of any claim for indemnification for Damages (such aggregate market value to be determined by using the closing price of the Stock as reported on the Nasdaq stock market on the date the notice of such claim is deemed delivered pursuant to Section 13.6 (or, if there is no closing price reported on such date, on the last date immediately preceding such date on which a closing price was reported)) and (iii) the total Proceeds received by Seller from all Stock that has been sold by Seller as of the date of receipt by Seller of the aforesaid notice from Buyer of any claim for Damages, provided that, if Stock is sold by Seller in a private transaction that is not effected over Nasdaq or any other securities exchange on which the Stock is then listed and such transaction is not a bona fide arms length transaction, then the value of any Stock sold in such a transaction will be determined as of the date of such transaction in accordance with clause (ii) above rather than this clause
(iii).

            "Trademarks" is defined in Section 2.1(iii)  .

            "Trademarks Assignment " is defined in Section 3.2(v)  .

            "User Log Files" is defined in Section 2.1(xi).

            "Valuation Firm" is defined in Section 2.8.

            "Valuations" is defined in Section 2.8.

            "Web Sites" is defined in Section 2.1(ii)  .

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

      2.1 Purchased Assets.

      At the Closing, upon the terms and subject to the satisfaction of the conditions contained in this Agreement, Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of all Liens, all of Seller's right, title and interest in, to and under the personal property, tangible or intangible, owned by Seller and constituting the Purchased Assets, including the following:

          (i) The Products: All of Seller's right, title and interest in each module of the Enrollment Services System ("ESS"), the Education and Career Opportunities System ("ECOS") and the Prospect Relationship Manager ("PRM", and together with ESS and ECOS, the "Products"), including all components thereof and Intellectual Property directly or indirectly relating thereto;

          (ii) Web Sites: All of Seller's right, title and interest in and to any and all Web sites, including all Content and Programming associated therewith, used in connection with the Business, including the "embark.com" Web site (collectively, the "Web Sites");

          (iii) Trademarks: All of Seller's right, title and interest in all United States and foreign trademarks and service marks, including unregistered marks, trade names, brand names, logos and trade dress, designs and design patents, together with the goodwill of the Business connected with them, which are used in connection with the Business or the Products, together with all Federal, state, foreign or other registrations, and all pending applications for registrations therefor, including the names "Embark.com" and "Snap Technologies, Inc.", and the right to recover for past accrued and future causes of action related thereto (collectively, the "Trademarks");

          (iv) Copyrights: All of Seller's right, title and interest in all works of authorship and all United States or foreign copyrights, both registered and unregistered, published or unpublished, and all extensions, renewals and restorations of them, including those relating to the Products, the Content and the Programming related thereto, and the right to recover for past accrued and future causes of action related thereto (collectively, the "Copyrights");

          (v) Inventions and Patents: All of Seller's right, title and interest in and to (a) all inventions, discoveries, processes or business methods, whether patentable or not, relating to the Business or the Products, (collectively, the "Inventions"), and (b) all patents, patent registrations, letters patent, pending applications including all reissues, reexaminations, divisions, continuations or CIPS, foreign or United States, now existing or hereinafter obtained that embody the Inventions, and the right to recover for past accrued and future causes of action related thereto (collectively, the "Patents");

          (vi) Programming: All of Seller's right, title and interest in and to all computer programming code used in the operation of the Business, including (a) all HTML-based page templates and (b) the Source Code, Object Code, and any modifications or updates thereto created prior to the Closing and all technical documentation related thereto (collectively, the "Programming");

          (vii) Domain Names: All of Seller's right, title and interest in all domain names and Uniform Resource Locators used in the Business, including "www.embark.com", and the right to recover for past accrued and future causes of action related thereto (collectively, the "Domain Names");

          (viii)Content: All of Seller's right, title and interest (including by reason of license) in and to all work-in-progress, editorial material, text, articles, charts, manuscripts, cover designs, photographs, negatives, art work, film, materials and digital files at printers and engravers, design templates, books, brochures, files, Web site links or other works of authorship used or held for use exclusively or principally in connection with the production, promotion and publication of the Products or the Web Sites, in any format, including electronic, and any language, and including any metadata associated therewith, for all past, current or future versions of the Products and Web Sites, domestic and foreign, and whether or not previously published (collectively, the "Content");

            (ix) Computer Systems: All of Seller's right, title and interest in and to all computer systems (including management information and order systems, hardware, software (including by reason of license), servers, computers, printers, scanners, monitors, peripheral and accessory devices and the related media, manuals, documentation and user guides) owned, used or held in connection with the Business, all claims, credits, rights of recovery and set-off with respect thereto, and all of the right, title and interest (including by reason of license or lease) of Seller in or to any software, computer program or software product owned, used, developed or being developed by or for the Business (including software to create, publish, manufacture and distribute any Web Site or home page and macros used on any Web Site or home page), whether for internal use or for sale or license to others, and all of Seller's right, title and interest (including by reason of license or lease) in and to any and all software, computer programs and software products licensed by Seller for use by the Business or licensed by the Business, and all proprietary rights and documentation of Seller, whether or not patented or copyrighted, associated therewith;

          (x) Know-How: All know-how of Seller used in or for any aspect of the Business, including, without limitation, all trade secrets, business methods, vendor information, lists and databases, all vendor and customer sales and purchase records and files of or related to the Business, and all documentation, records and software, whether in machine or visually readable or other tangible form, evidencing, representing or containing any of the foregoing in the possession or under the control of Seller relating to any program used in or necessary to any aspect of the Business (including any and all Web Sites or home pages of or maintained by or for the Business), and all tangible and intangible property, assets and rights used or necessary to create and publish any such Web Site or home page (collectively, the "Know-How");

          (xi) User Log Files: All of Seller's right, title and interest in and to all information in whatever form maintained by Seller or on behalf of Seller that relates to usage of the Web Sites by the users thereof since the incorporation of Seller (including any predecessor entity) (the "User Log Files");

          (xii) Registered User Information: All of Seller's right, title and interest in and to the information (the "Registered User Information"), including e-mail address and any other personally identifiable information, of all registered users (the "Registered Users") of the Web Sites;

          (xiii)Assumed Contracts: All of Seller's right, title and interest in, to and under the leases, licenses (including software licenses), contracts, commitments, and agreements listed on Schedule 2.1(xiii), as such Schedule 2.1(xiii)shall be supplemented in writing by Buyer, in its sole discretion, no later than 48 hours after the Closing Date (collectively, the "Assumed Contracts");

          (xiv) Advertising Materials: All of Seller's right, title and interest in records, files, creative material and other data relating exclusively or principally to advertising in or for, or promotion of, the Business or the Products, including records, files and other data relating to advertising space reservations, advertising insertion orders, current and former advertisers, forward bookings, credit information, marketing studies and reports, audience surveys, prospect lists, and all purchase orders, forms, labels, and shipping materials relating exclusively or principally to the Business or the Products, in any format, including electronic, and any language (collectively, the "Advertising Materials");

          (xv) Claims, Rights and Choses in Action: All claims, rights and choses in action of Seller against third parties arising out of or in connection with the Purchased Assets, or any of the Assumed Liabilities but specifically excluding the CollegeNet Litigation;

          (xvi) Business Information: Copies (hard copies to the extent available and otherwise in electronic form) of all of Seller's other current and past business books, records, data, files, lists, and correspondence relating to the Business, the Products and Seller's customers, dealers, vendors, suppliers, authors and contributors, including all electronic files and databases, financial and accounting records, purchasing and sales records, direct mail files, seminar files and promotional data and all materials related thereto (collectively, the "Business Information");

          (xvii) Other Tangible Assets: All rights of Seller in and to fixed and other tangible personal property, whether owned or leased, other than those items on Schedule 2.1(xvii), which items Seller will retain;

          (xviii) Accounts Receivable; Prepaid Expenses: All Accounts Receivable and prepaid expenses relating to Seller's operation of the Business, excluding security deposits under the lease associated with 111 Townsend; and

          (xix) Goodwill: The goodwill and all other intangible assets relating to the Business or the Products.

      2.2 Excluded Assets.

      Seller will retain, and Buyer will not purchase, any of the following assets of Seller (collectively, the "Excluded Assets"), all of which shall remain the exclusive property of Seller, free and clear of any claim of Buyer except as provided for herein:

          (i) cash and cash equivalents except for such amount of cash as is necessary to satisfy Seller's liability for Electronic Application Liabilities (the "Embark Cash");

          (ii) any rights under any leases, licenses (including software licenses), contracts, agreements or commitments to which Seller is a party that are not set forth on Schedule 2.1(xiii);

          (iii) any refund or credit (a) related to Taxes paid prior to the Closing Date, whether such refund is received as a payment or as a credit against future Taxes payable, or (b) arising under any Assumed Contracts and relating to a period before the Closing Date;

          (iv) notwithstanding anything to the contrary in Section 2.1(xvi), any of Seller's certificate of incorporation (or other similar organizational documents), corporate seal, minute books and other corporate books, and any of Seller's Business Information relating to stockholder and optionee matters, equity and debt financing matters, mergers and acquisition matters, personnel and human resources matters (excluding matters relating to the New Hires) and litigation;

          (v) the laptop computers listed on Schedule 2.2(v);

          (vi) security deposits under the lease associated with 111 Townsend;

          (vii) obligations under the promissory notes from employees listed on
Schedule 2.2(vii) in the amounts set forth therein; and

          (viii)claims or rights against third parties to the extent such claims relate to the Excluded Assets or the Excluded Liabilities.

      2.3 Assumed Liabilities.

      Upon the terms and subject to the satisfaction of the conditions of this Agreement, at the Closing, Seller will assign, and Buyer will assume, the Assumed Liabilities and Seller will retain the Excluded Liabilities. Thereafter, Buyer shall pay and discharge only the Assumed Liabilities when such Assumed Liabilities become due and owing. All liabilities of Seller not specifically assumed by Buyer pursuant to this Agreement will remain the obligation of Seller. The "Assumed Liabilities" shall mean (and be limited to) the following:

          (i) Seller's obligations under that certain Subordinated Loan and Security Agreement, dated November 24, 1999, made by Seller in favor of Comdisco, Inc. (the "Comdisco Note"),as amended pursuant to the Amended and Restated Loan and Security Agreement and the other documentation attached as Exhibit U hereto;

          (ii) deferred revenue ("Deferred Revenue") reflected on the balance sheet of Seller as of the Closing Date, which Deferred Revenue will be comprised of the following categories:

                  (a) Deferred Subscription Revenue: deferred revenue consisting of revenue from modules for the Products that is invoiced and then amortized over the term of the related subscription agreement ("DPR");

                  (b) Deferred Set-Up Revenue: deferred revenue consisting of unearned revenue that was invoiced per Institution agreement for the setup of modules, newsletter placements and special offer e-mail campaigns pertaining to the Products ("DUR");

                  (c) Deferred Application Transactions Revenue: deferred revenue consisting of prepayments received for application processing fees for Institutions that are using an application module component of the Products, less application processing fees for applications that have already been submitted at the rate applicable to that Institution ("DAT");

                  (d) Deferred Business Development Implementation Revenue: deferred revenue pertaining to set-up fees relating to co-branding and co-marketing agreements with Seller's business partners ("DBDI"); and

                  (e) Deferred Business Development Marketing Revenue: deferred revenue pertaining to marketing campaigns with Seller's business partners that take place over a period of time, as per agreement ("DBDM");

          (iii) liabilities, as of the Closing Date, to the Institutions arising from fees collected by Seller, on behalf of the Institutions, from each student applicant who submits an electronic application to an Institution using the online application module component of Seller's Products (an "Electronic Application"), which fees are held by Seller pending payment to the Institutions (the "Electronic Application Liabilities") (all such Electronic Application Liabilities as of the Closing Date as set forth on Schedule 2.3(iii));

          (iv) all accrued and unpaid commissions on sales for which payments for the Accounts Receivable have not been received as of the Closing Date, as set forth on Schedule 2.3(iv);

          (v) as set forth on Schedule 4.24(i), all vacation and sick leave time for all New Hires accrued during such New Hires' employment by Seller in the 2001 calendar year and not used during such calendar year;

          (vi) as set forth on Schedule 2.3(vi), all liabilities relating to Assumed Contracts for which Seller has been invoiced by the service provider but for which services have not yet been performed or rendered as of the Closing Date;

          (vii) any and all duties, liabilities and obligations arising on or after the Closing Date under the Assumed Contracts; and

          (viii)all liabilities and obligations in respect of Taxes for which Buyer is liable pursuant to Section 2.8 and Article X.

             The information set forth on Schedules 2.3(iii), 2.3(iv) and 2.3(vi) shall be certified by a responsible officer of Seller at Closing, and such certification shall constitute a representation and warranty by Seller under this Agreement.

            2.4 Excluded Liabilities.

             Notwithstanding anything to the contrary contained in this Agreement, Buyer will not assume and will have no liability whatsoever for any and all duties, obligations and liabilities, known or unknown, fixed or contingent of Seller or which relate to the Business or the Purchased Assets, other than the liabilities specifically set forth in Section 2.3. Any duties, obligations and liabilities of Seller, known or unknown, fixed or contingent, not specifically assumed by Buyer under Section 2.3 will be retained by Seller (collectively, the "Excluded Liabilities"), and, shall include the following:

                (i) all other obligations to third parties arising as a result of the operation of the Business prior to the Closing Date, including any obligations to Seller's employees, independent contractors, vendors and advertisers, and any obligations arising prior to the Closing Date under the abandoned property, escheat or similar laws of any jurisdiction;

                (ii) any and all obligations and liabilities to users of the Web Sites existing or arising as a result of operation of the Web Sites up to and including the date of the Closing;

                (iii) except as set forth in Section 2.3(v), employee contracts, employee compensation and severance, any claim, obligation or liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) arising under or relating to any benefit plan, program, policy or arrangement (including any right to receive "opt-out" payments for employees waiving medical coverage and including any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any employment or benefit continuation contract, agreement or arrangement currently or formerly maintained or provided by or contributed to by Seller or any entity that is or was at any time required to be aggregated with Seller under Section 414(b), (c), (m) or (o) of the Code, or Section 4001(a)(14) or 4001(b)(1) of

       ERISA (an "ERISA Affiliate"), or for which Seller or any ERISA Affiliate has any liability or obligation, and which provides or has provided compensation or benefits to any employee (or his or her spouse, domestic partner, dependents or beneficiaries) who is or was employed in or in connection with the Business, or to any independent contractor (or his or her spouse, domestic partner, dependents or beneficiaries) who is performing or has performed services to or in connection with the Business or any claims brought by any employee or independent contractor of Seller or any ERISA Affiliate relating to his or her employment or termination of employment by, or service or business relationship with, Seller or any ERISA Affiliate, including any arrangement pursuant to which any payment or other benefit would be triggered by the consummation of the transaction contemplated hereby;

                (iv) all liabilities of Seller with respect to employees or former employees of Seller or any ERISA Affiliate which have arisen prior to the Closing Date, or any time thereafter, and all liability with respect to COBRA continuation coverage under any plan, program or arrangement maintained or sponsored by Seller or any ERISA Affiliate that arises with respect to a qualifying event (within the meaning of COBRA) on or prior to the Closing Date or any time thereafter;

                (v) any outstanding stock options (and any and all liabilities relating thereto) under the Snap Technologies, Inc. 1996 Stock Option Plan (or any successor plan thereto), Seller's 2001 Stock Incentive Plan and any other stock incentive plan of Seller to purchase the common stock of Seller (or any predecessor to Seller) (the parties understand that neither TPR nor Buyer will substitute for such stock options equivalent options or rights to purchase the common stock of TPR or Buyer);

                (vi) any liabilities or obligations in respect of Taxes for which Seller is liable pursuant to Section 2.8, 7.8, and Article X;

                (vii) any obligation and liability under any contract, agreement, lease or commitment, written or oral, except those arising under the Assumed Contracts after the Closing Date;

                (viii) any indebtedness or obligation owing by Seller, including advances and loans (other than those included in the Assumed Liabilities);

                (ix) any obligation or liability of Seller for losses arising out of or relating to any violation of Environmental Laws, any use, storage, release or threatened release of Hazardous Substances, or any other environmental conditions at or affecting any of the Real Property or in connection with the Business, occurring or existing (in whole or in part) on or prior to the Closing Date; and

                (x) any liabilities of Seller in respect of any claim, suit, action or judicial or arbitral proceeding made, pending, threatened or commenced against Seller at or prior to the Closing Date, or made or commenced after the Closing Date to the extent that the same arise out of any action, omission, condition or state of facts occurring or existing at or prior to the Closing Date, including any liabilities arising out of the lawsuit of CollegeNet, Inc. against Seller, currently filed in the U.S. District Court for the District of Oregon (the "CollegeNetLitigation").

              2.5 Purchase Price.

                The purchase price (the "Purchase Price") for the Purchased Assets shall consist of the following items (i) through (v):

                 (i) an amount equal to $2,391,590 in cash (the "Cash Portion"), which amount will be payable at Closing, by wire transfer in immediately available funds, less the sum of:

                     (a) the Reserve Amount;

                     (b) the amount (not to exceed $1,000,000) by which DPR that has an amortization period of 12 months or less as of the Closing Date exceeds Accounts Receivable (net of adequate reserves for bad debt) as of the Closing Date;

                     (c) the amount of all DPR that has an amortization period
              longer than 12 months as of the Closing Date;

                     (d) the amount of all DUR for modules that have been
              invoiced but have not reached their launch date per agreement as of the Closing Date;

                     (e) the amount of all DAT as of the Closing Date;

                     (f) the amount of all DBDI relating to marketing campaigns that have been invoiced but have not reached their launch date as of the Closing Date;

                     (g) the amount of all DBDM as of the Closing Date;

                     (h) the amount by which Electronic Application Liabilities exceeds cash necessary to satisfy such liabilities as of the Closing Date;

                     (i) $200,000 (representing funds advanced to Embark by TPR, evidenced by a Promissory Note dated September 21, 2001); and

                     (j) $2,500 (representing Seller's portion of an Escrow
              Agent's fee paid on its behalf by TPR).


(The foregoing clauses (b) through (h), collectively, the "Purchase Price Reductions", which sums shall be certified by a responsible officer of Seller at Closing and which certification shall constitute a representation and warranty of Seller under this Agreement.) The Purchase Price Reductions will be calculated on a basis consistent with past practice to the extent that such practice was consistent with generally accepted accounting principles ("GAAP") and, otherwise, on a basis consistent with GAAP;

              (ii) an amount, if any, by which Electronic Application Revenue for the fourth calendar quarter of the year 2001 exceeds $1,000,000. Such amount will be calculated on a basis consistent with Seller's past practice to the extent that such practice was consistent with GAAP and, otherwise, on a basis consistent with GAAP. Any amount due to Seller pursuant to this Section 2.5(ii) will be payable, in immediately available funds, to Seller on the twentieth day following the end of such calendar quarter;

                 (iii) an amount which represents the greater of (a) 25% of Electronic Application Revenue or (b) 25% of the amount obtained by multiplying the total number of Electronic Applications processed by Buyer by $6.00 during each of the six quarters beginning on January 1, 2002 and continuing through June 30, 2003. Such amount will be calculated on a basis consistent with Seller's past practice to the extent that such practice was consistent with GAAP and, otherwise, on a basis consistent with GAAP. Any amount due to Seller pursuant to this Section 2.5(iii) will be payable, in immediately available funds, to Seller on the twentieth day following the end of such calendar quarter;

                 (iv) eight hundred seventy five thousand (875,000) shares of the common stock, par value $.01 per share, of TPR, to be issued at the Closing; and

                 (v) up to one hundred twenty five thousand (125,000) shares of the common stock, par value $.01 per share, of TPR, with the actual number of such shares to be based upon the amount of Eligible Revenue earned by Buyer in accordance with the formula set forth on Schedule 2.5(v) (such shares, together with the shares referred to in Section 2.5(iv) above, the "Stock"). The Shares to be issued to Seller in accordance with this
      Section 2.5(v) shall be issued as soon as practicable after the determination of Eligible Revenue. Buyer shall report its calculation of Eligible Revenue after the completion of the 2002 fiscal year in the same manner as the procedures established by Section 2.7 for the reporting of Electronic Application Revenue, and the other verification and adjustment procedures under Section 2.7 shall also apply to Eligible Revenue, as appropriate.

              2.6 Reserve Amount.

              At the Closing, Buyer will reserve an amount equal to $250,000 (the "Reserve Amount") of the Cash Portion to ensure Seller's prompt and complete payment subsequent to the Closing of Accounts Payable and Accrued Liabilities to the vendors listed on Schedule 2.6 and to offset any Damages Buyer may incur as a result of any legal proceeding to which it or any of its Affiliates is made a party in connection with the CollegeNet Litigation. Buyer will pay to Seller ninety (90) days after the Closing Date, in immediately available funds, an amount equal to the Reserve Amount less (i) the sum of all Accounts Payable and Accrued Liabilities not satisfied in full by Seller prior to such payment date and that is actually paid by Buyer and
(ii) any Damages relating to the CollegeNet Litigation. At any time and from time to time during such 90-day period, Buyer may, at its sole discretion and without any obligation to do so, satisfy those Accounts Payable and Accrued Liabilities not satisfied in full by Seller during such 90 day period; provided that Buyer will notify Seller before it satisfies any Accounts Payable or Accrued Liabilities to ensure that Seller has not already satisfied such Accounts Payable or Accrued Liabilities. Seller must inform Buyer whether and the extent to which it has satisfied any Accounts Payable and Accrued Liabilities that Buyer has proposed to satisfy in such notice within 48 hours of Buyer's giving of such notice to Seller. On or before the seventy-five (75) day anniversary of the Closing Date, Seller will deliver to Buyer an Officer's Certificate, executed by an appropriate officer of Seller, which will certify, as of such date, those of the Accounts Payable and Accrued Liabilities that have been satisfied and extinguished and those that have not been satisfied and extinguished (together with the amount owed). Seller agrees not to satisfy any other Accounts Payable or Accrued Liabilities between the date of the delivery of such Officer's Certificate and the date that is 90 days after the Closing Date. Buyer will notify Seller which of the Accounts Payable and Accrued Liabilities that Seller has indicated it has not satisfied and extinguished that Buyer intends to satisfy within ten (10) days after Buyer's receipt of the Seller's Officer's Certificate. Notwithstanding anything to the contrary in this
Section 2.6, if Buyer or any of its Affiliates is named as a party in connection with the CollegeNet Litigation on or prior to the date which is ending ninety
(90) days after the Closing Date, then Buyer will not be obligated to remit to Seller any portion of the Reserve Amount then remaining until the final disposition of such litigation or until such time as Buyer or its Affiliates, as the case may be, are finally removed as a party from such litigation. Buyer will have the right, at its sole discretion, to offset any Damages it or any of its Affiliates incur in connection with such litigation; provided, however, that the Reserve Amount may be used by Buyer to offset the first $100,000 of any such Damages on a dollar-for-dollar basis, but may only be used to offset 50% of any such Damages that are in excess of $100,000. Notwithstanding anything herein to the contrary, the Reserve Amount may not be used by TPR or Buyer to initiate legal proceedings against CollegeNet prior to any time that TPR, Buyer or any of their Affiliates is named in a legal proceeding to which CollegeNet is a party. The Reserve Amount established by this

Section 2.6 and the uses of the funds therefrom are in addition to, and do not in any way limit, Buyer's and TPR's rights and remedies set forth in Article XI.

              2.7 Verifications and Adjustments.


                 (i) Buyer will deliver to Seller, within twenty (20) days after the last day of each calendar quarter set forth in Sections 2.5(ii) and 2.5(iii), a true and accurate written statement of Electronic Application Revenue (the "Report") earned during such calendar quarter and revenues due to Seller under Sections 2.5(ii) and 2.5(iii). Seller and an independent certified accountant retained by Seller ("Seller's Accountant") will have 30 days to notify Buyer that Seller objects to any of Buyer's calculations, which notice will set forth in detail the grounds for any such objections. If no such notice of objection is given within such period, or upon Seller notifying Buyer that Seller is in agreement with any of Buyer's calculations, such Buyer's calculation of revenues due under Section 2.5(ii) or 2.5(iii), as the case may be, will be final and binding on the parties for purposes of this Agreement; provided that if Seller's Accountant determines in a later period that there has been an ongoing error in Buyer's calculation of Electronic Application Revenue, then Seller will have the right to raise an objection to such prior period if no determination has previously been made with respect to such period by the Accounting Firm in accordance with Section 2.7(ii). In the event that Seller's Accountant concludes that additional revenues were owed with respect to such period, Seller or Seller's Accountant will meet or consult with Buyer or Buyer's independent certified accountant to attempt to reconcile the difference between the calculations of the respective accountants. All fees charged and expenses incurred by Seller's Accountant or Buyer's accountant(s) in connection with any inspections, meetings or consultations provided for herein will be borne by the party to this Agreement incurring such fees and expense; provided, however, that if additional revenue of an amount equal to $50,000 or greater with respect to any calendar quarter is determined to be due to Seller under this
      Section 2.7(i) or Section 2.7(ii), then Buyer will bear the cost of Seller's Accountant.


                 (ii) If the parties are unable to resolve such objection within 14 days after receipt of the aforesaid notice from Seller, then the parties will refer their dispute to the New York office of a nationally recognized accounting firm agreed to by the parties (the

       "Accounting Firm"). The Accounting Firm will make the final determination of the revenues due under Section 2.5(ii) or 2.5(iii), as the case may be. The Accounting Firm will be instructed to make such determination as soon as reasonably practicable after its retention. The determination of the revenues due under Section 2.5(ii) or 2.5(iii), as the case may be, by the Accounting Firm will be final and binding on the parties for purposes of this Agreement. The fees of the Accounting Firm shall be paid
       (a) by Buyer if Seller's calculation of the revenues due under Section 2.5(ii) or 2.5(iii), as the case may be, is closer to the Accounting Firm's determination, (b) by the Seller if Buyer's calculation of the revenues due under Section 2.5(ii) or 2.5(iii), as the case may be, is closer to the Accounting Firm's determination, and (c) otherwise 50% by the Seller and 50% by Buyer.

                 (iii) Buyer will keep full, true and accurate books of account containing information necessary for the purpose of determining revenues payable to Seller hereunder. Upon 10 days prior written notice, such books will be made available for inspection by Seller's Accountant for the sole purpose of verifying the accuracy of the Reports rendered under this
      Section 2.7, and the Seller's Accountant will be entitled to inspect only such information as is necessary for such verification. Seller's Accountant will report to Seller only whether Buyer has provided accurate Reports with respect to revenues under this Section 2.7 and, if not, the correct numbers. Any such inspection shall take place during Buyer's normal business hours at the place where such books and records are ordinarily maintained and will be conducted in a manner reasonably calculated to minimize the disruption of Buyer's business. Seller and Seller's Accountant will keep any information obtained during such inspection confidential in accordance with Section 7.2 and, upon request of Buyer, will enter into a written confidentiality agreement prior to commencing said inspection. Such inspection may take place no more frequently than once in any calendar quarter, and will be limited to the books and records necessary to verify the accuracy of the Reports issued no more than two calendar quarters prior to the date of the commencement of the inspection; provided that if Seller's Accountant determines in a later period that there has been an ongoing error in Buyer's calculation of Electronic Application Revenue, then Seller will have the right to raise an objection and examine such prior period if no determination has previously been made with respect to such period by the Accounting Firm in accordance with
       Section 2.7(ii). The rights granted to Seller in this Section 2.7 will constitute Seller's sole and exclusive right to examine Buyer's books and records.

                 (iv) If required by applicable law, any and all taxes due or payable by Seller on revenue payments or with respect to the remittance thereof shall be deducted by Buyer from such payments and shall be paid by Buyer to the proper taxing authorities, and proof of payment promptly shall be secured by Buyer and sent to Seller.

              2.8 Allocation of Purchase Price.

                Seller and Buyer agree to adhere to the determinations of Ernst & Young Valuation (the "Valuation Firm") retained by Buyer to value the assets of Seller in connection with the transactions contemplated by this Agreement (the "Valuations"). Such Valuations will be for the sole purpose of allocating the Purchase Price plus the Assumed Liabilities among the Purchased Assets. Buyer will notify Seller as promptly as practicable after the Closing Date of the Valuations rendered by the Valuation Firm. Seller agrees to provide Buyer promptly with any information required to complete Internal Revenue Service Form 8594. Buyer will prepare and file, subject to the prior approval of Seller, which approval will not be unreasonably withheld, Form 8594 in accordance with such allocation. The parties will report the transactions contemplated by this Agreement for Federal income Tax and all other Tax purposes in a manner consistent with the allocations agreed to by the parties pursuant to this
Section 2.8. Each party will notify and provide the other party with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price plus the Assumed Liabilities.

                                  ARTICLE III

                                     CLOSING

              3.1 Closing.

                Unless the parties otherwise agree in writing, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on October 1, 2001 (the "Closing Date"). The Closing shall be held at 5:00 p.m., New York time, on the Closing

Date at the offices of Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York 10036.

              3.2 Seller's Deliveries at the Closing.

               At the Closing, Seller shall deliver to Buyer:

                  (i) Officer's Certificates of Seller, executed by an appropriate officer, in the forms attached hereto as Exhibit B and Exhibit R, which Officer's Certificates will include the certifications contemplated by Sections 2.3, 2.5(i) and 7.13;

                  (ii) a Secretary's Certificate, executed by the Secretary of Seller, in the form attached hereto as Exhibit C;

                  (iii) a bill of sale (the "Bill of Sale"), executed by Seller, in the form attached hereto as Exhibit D;

                  (iv) an assignment and assumption agreement (the "Assignment and Assumption Agreement"), executed by Seller, in the form attached hereto as Exhibit E;

                  (v) an assignment and transfer of trademarks (including transfer of the goodwill of the Business connected therewith) agreement (the "Trademarks Assignment"), executed by Seller, in the form attached hereto as Exhibit F;

                  (vi) an assignment and transfer of copyrights agreement (the "Copyright Assignment"), executed by Seller, in the form attached hereto as Exhibit G;

                  (vii) an assignment and transfer of domain names agreement (the "Registrant Name Change Agreement"), executed by Seller, in the form attached hereto as Exhibit H or the appropriate transfer form as dictated by the applicable registrar to the entities legally allowed to accept such transfer, which shall be determined by Buyer;

                  (viii) an assignment and transfer of inventions and patents agreement (the "Patents and Inventions Assignment ") in the form attached hereto as Exhibit I;

                  (ix) employment agreement (the "Employment Agreement"), in the form attached hereto as Exhibit J with David Mosher;

                  (x) non-compete agreements (the "Covenant Not To Compete Agreements") with Phil Dunkelberger, Alex Doll, Andrew Krcik and Young Shin in the form attached hereto as Exhibit K;

                  (xi) a registration rights agreement (the "Registration Rights Agreement"), executed by Seller, in the form attached as Exhibit L;

                  (xii) a Promissory Note (the "Promissory Note") in the form attached hereto as Exhibit S;

                  (xiii) a Pledge and Security Agreement (the "Pledge and Security Agreement") in the form attached hereto as Exhibit T;

                  (xiv) a lock-up agreement (the "Lock-up Agreement", and together with the Bill of Sale, the Assignment and Assumption Agreement, the Trademarks Assignment, the Copyright Assignment, the Registrant Name Change Agreement, the Patents and Inventions Assignment, the Employment Agreements, the Covenant Not To Compete Agreements, the Promissory Note, the Pledge and Security Agreement and the Registration Rights Agreement, the "Ancillary Agreements"), in the form attached as Exhibit M;

                  (xv) the opinion of Cooley Godward LLP, counsel to Seller, in the form of Exhibit N;

                  (xvi) proof of termination of all Liens on any of the Purchased Assets; and

                  (xvii)such other deeds, endorsements, assignments, assumptions and all other instruments of transfer, reasonably satisfactory in form and substance to Buyer and its counsel, as shall be effective and necessary to vest in Buyer all of Seller's interest in and title to the Purchased Assets, together with any certificates and other agreements contemplated by Article VI; provided, however, that such additional documents will not contain any additional representations, warranties or indemnities.

                  3.3 Buyer's Deliveries at the Closing.

                  At the Closing, TPR will, or will cause Buyer to, deliver to Seller, as the case may be :

                      (i) subject to the adjustment as provided in Section 2.5(i) and Section 2.6, the Cash Portion, in immediately available funds, by wire transfer pursuant to the instructions set forth on Appendix A;

                      (ii) 875,000 shares of the Stock (or irrevocable instructions to TPR's transfer agent to issue such Stock in the name of Seller, with the certificates representing such Stock to follow within 48 hours of the Closing Date), 500,000 shares of which shall be retained in the possession of Buyer pursuant to the terms of the Pledge and Security Agreement;

                      (iii) a Buyer's Officer's Certificate, executed by an appropriate officer of Buyer, in the form attached hereto as Exhibit O;

                      (iv) a Buyer's Secretary's Certificate, executed by the Secretary of Buyer, in the form attached hereto as Exhibit P;

                      (v) the Assignment and Assumption Agreement, executed by Buyer;

                      (vi) the Employment Agreement;

                      (vii) the Registration Rights Agreement;

                      (viii) the opinion of Patterson, Belknap, Webb & Tyler LLP, counsel to Buyer, in the form of Exhibit Q; and

                      (ix) such other agreements, assumptions and all other instruments of transfer, reasonably satisfactory in form and substance to Seller and its counsel, as shall be effective and necessary to vest in Buyer all of Seller's interest in and title to the

           Purchased Assets and the Assumed Liabilities, together with the certificates and other agreements contemplated by Article VI; provided, however, that such additional documents will not contain additional representations, warranties or indemnities.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

            Except as specifically set forth on the disclosure schedules attached to this Agreement (the "Schedules"), Seller hereby represents and warrants to Buyer that as of the date of this Agreement and as of the Closing
Date:

            4.1 Organization of the Seller.

            Seller is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and has full corporate power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets. Seller is duly qualified to conduct the Business and is in good standing in the jurisdictions set forth on Schedule 4.1, which jurisdictions comprise all of the jurisdictions where the conduct or nature of the Business or the ownership, leasing, holding or use of any property or asset related to or used in connection with the Business makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Business. For purposes of this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the condition (financial or otherwise), operations, performance or properties of the Business or Purchased Assets taken as a whole.

            4.2 Subsidiaries.

            Seller does not own or control, directly or indirectly, any shares of, or interest in, any corporation, partnership, joint venture, association or other business entity.

            4.3 Authorization; Binding Effect.

            Seller has all necessary corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, and has taken all corporate action, including obtaining any requisite stockholder consent, necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Each of this Agreement and each of the Ancillary Agreements to which it is a party, has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party by Buyer, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered at equity or at law.

            4.4 Title to Purchased Assets.

            Except as set forth on Schedule 4.4, Seller has good and marketable title to all of the Purchased Assets to be conveyed by it, free and clear of all liens, claims, security interests, pledges, rights of others and encumbrances of every kind and nature other than those resulting from Taxes that have not yet become due or owing (collectively "Liens"), and will convey the same to Buyer as of the Closing Date.

            4.5 No Conflict or Violation.

            Except as set forth on Schedule 4.5, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Seller, (ii) a breach of, or a default under, or a right to accelerate with respect to, any contract, commitment or other obligation to which Seller is a party or is subject or by which any of the Purchased Assets is bound, which would interfere with the ability of Seller to consummate the transactions contemplated by this Agreement, or (iii) a violation by Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which would interfere in any way with the ability of Seller to consummate the transactions contemplated by this Agreement or create a Lien on or otherwise adversely affect the Purchased Assets or the Business.

            4.6 Consents and Approvals.

            Except as set forth on Schedule 4.6, no consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or other third party is required to be made or obtained by Seller on, prior to or after the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

            4.7 Seller Financial Statements.

            Schedule 4.7 contains true, correct and complete copies of Seller's audited financial statements as at and for the years ended December 31, 1998, December 31, 1999 and December 31, 2000 and Seller's unaudited financial statements, reviewed by PricewaterhouseCoopers LLP and certified by the chief financial officer of Seller at the Closing Date, as at and for the six months ended June 30, 2001 (all of such financial statements are collectively referred to as the "Seller Financial Statements"). Each of the Seller Financial Statements is in accordance with the books and records of Seller, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly presents the financial position of Seller at its respective date or the results of Seller's operations and changes in its financial position for the periods indicated, subject to normal year-end adjustments (none of which will be material).

            4.8 Absence of Certain Changes or Events.

             Except as set forth on Schedule 4.8 and except for the execution and delivery of this Agreement and the transactions contemplated hereby, since December 31, 2000 through the date hereof, Seller has conducted the Business in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:

             (i) any material adverse change in the financial condition, results of operations or business of the Business;

             (ii) any material damage, destruction or loss (whether or not covered by insurance) with respect to any Purchased Assets or the Business;

             (iii) any change by Seller in its accounting methods, principles or practices;

             (iv) any obligation or liability incurred in connection with the Purchased Assets or the Business (whether absolute, accrued, contingent or otherwise and whether due or to become due), or any transaction, contract or commitment entered into by Seller in connection with the Business, other than such items incurred or entered into in the ordinary course of business and in a manner consistent with past practice;

             (v) any material change in the manner in which Seller extends bills, invoices or discounts or credit to customers and advertisers of the Business;

             (vi) any material change in the manner in which Seller records liabilities or extinguishes liabilities;

             (vii) any material change in the manner in which Seller sells the Products or sells advertising;

             (viii)any revaluation by Seller of any Purchased Assets or the Business, including writing down or writing off the value of any inventory or writing down or writing off the value of any notes or accounts receivable other than in the ordinary course of business and in a manner consistent with past practice;

             (ix) any license, sale, transfer, pledge, mortgage or other disposition of any material tangible or intangible asset or Intellectual Property of Seller relating to the Purchased Assets or the Business other than in the ordinary course of business and in a manner consistent with past practice; or

             (x) any agreement or understanding, whether in writing or otherwise, for Seller to take any of the actions specified in clauses (i) through (ix) above.

          4.9 Certain Contracts and Arrangements.

            Except as set forth on Schedule 4.9(a), Seller is not a party to or bound by any written or oral (i) agreement relating to the Products; (ii) co-branding, co-marketing, or co-promotional agreement with its business partners; (iii) employment or consulting agreement; (iv) joint venture or partnership contract or agreement; (v) contract or agreement restricting the right of Seller to compete with any other person or entity, which would apply after the Closing Date; (vi) any loan agreement, indenture, promissory note or conditional sales agreement or any pledge, security agreement, deed of trust, financing statement or any other document granting a

Lien on any assets of Seller; (vii) any guarantee, assumption of an obligation for borrowed money or purchase money indebtedness or other obligation of reimbursement of any maker of a letter of credit; (viii) contract, agreement or commitment providing for the purchase or sale of assets outside the ordinary course of business consistent with past practice; (ix) agreement, contract or commitment relating to capital expenditures in excess of Five Thousand Dollars ($5,000); (x) license, whether as licensor or licensee, of any material invention (whether patented or not), trade secret, know-how, copyright, trademark or trade name or other intellectual property; (xi) lease or sublease as lessee or lessor of, or option relating to, real estate; (xii) lease as lessee or lessor of personal property; (xiii) capitalized lease or sale-leaseback agreement; (xiv) market research agreement or agreement pursuant to which information is made available on, formatted for, or retrieved from, the Internet; (xv) royalty agreement providing for payments to or from Seller in excess of Five Thousand Dollars ($5,000) or taking one year or longer to perform; (xvi) any revocable or irrevocable power of attorney; (xvii) software agreement; (xviii) distribution agreement, fulfillment agreement or shipping arrangement; (xix) agreement granting an exclusive right with respect to the Business; (xx) other contract or agreement entered into other than in the ordinary course of business and consistent with past practice; or (xxi) other contract or agreement providing for payments to or from Seller in excess of Five Thousand Dollars ($5,000) in the aggregate or requiring one year or longer to perform. Except as set forth on Schedule 4.9(b), each agreement or arrangement set forth on Schedule 4.9(a) is in full force and effect and is legal, valid and binding and enforceable against each other person or party to such agreement or arrangement. Except as set forth on Schedule 4.9(c), neither Seller nor to Seller's knowledge any other party to any such agreement or arrangement set forth in Schedule 4.9(a) is in breach thereof or default thereunder and there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by Seller or to Seller's knowledge by any other party to any such agreement or arrangement. Except as set forth on Schedule 4.9(d), Seller has delivered to Buyer true, correct and complete copies of each of such written agreement or arrangement set forth in Schedule 4.9(a) and provided summaries of any such oral agreement or arrangement.

            4.10 Litigation.

              Except as set forth on Schedule 4.10, there is no action, order, writ, injunction, judgment or decree outstanding, or suit, litigation, proceeding, arbitration, investigation or claim pending, or to the knowledge of Seller threatened, before any court, Governmental Entity or arbitrator, relating to (i) the Purchased Assets, (ii) the Business, or (iii) the transactions contemplated by this Agreement. "Governmental Entity" shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

              4.11 Compliance with Law; Permits and Licenses.

               Seller has complied in all material respects with all domestic and international laws, regulations, rules, orders, writs or decrees of all Governmental Entities applicable to it (collectively, "Laws") that relate to the Purchased Assets, and Seller has not received any notice of any asserted violation of any Laws affecting Buyer's ability to use any of the Purchased Assets or that could be reasonably likely to result in any liability to Buyer as a result of such use or affect any of Seller's ability to execute or deliver this Agreement or perform any of its obligations under this Agreement or consummate the transactions contemplated hereunder.

              4.12 Advisors.

               Except as set forth on Schedule 4.12, Seller has not employed, nor is subject to any valid claim of, any broker, finder, investment banker, consultant or other intermediary ("Advisors") in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions. Seller is solely responsible for any payment, fee or commission that may be due to the Advisors in connection with the transactions contemplated hereby.

              4.13 Products.

               Set forth on Schedule 4.13 is a true, correct and complete list of each module of ESS, ECOS (formerly known as "CCGS" (Career Counseling and Guidance System)) and PRM (formerly known as "ESS").

              4.14 Web Sites.

               Set forth on Schedule 4.14 is a true, correct and complete list of all Web Sites used by Seller in connection with the Business.

              4.15 User Log Files.

               Except as set forth on Schedule 4.15, the User Log Files represent all User Log Files generated in connection with the Business.

              4.16 Business Information.

               Except as set forth on Schedule 4.16, the Business Information represents all Business Information presently used in the conduct of the Business.

              4.17 Intellectual Property.

                   (i) Ownership of Intellectual Property. Seller is the sole and exclusive owner of ,or otherwise has the right to use, the Trademarks, Copyrights, Inventions and Patents, Domain Names, Programming, Content and Know-How (collectively, the "Intellectual Property"). With the exception of the Content and the Know-How, set forth on Schedule 4.17(i) is a true, correct and complete list of all Seller's Intellectual Property.

                   (ii) Validity and Enforceability of Intellectual Property and Disputes. Except as set forth on Schedule 4.17(ii):

                          (a) Seller has not received any notice and has no
                   knowledge of any claim challenging Seller's ownership or right to use or license any of the Intellectual Property or any rights thereunder and Seller has no knowledge of any basis for such a claim or of any claim relating to the use of the Intellectual Property by Seller;

                          (b) the Intellectual Property is free and clear of all
                   Liens and Seller has no contractual obligation in effect as of the date of this Agreement to pay any royalty that has not been fulfilled to any Person as, under or in connection with any of the Intellectual Property and has, to Seller's knowledge, the sole right to bring actions for the infringement thereof;

                          (c) all Intellectual Property registrations are valid
                   and in effect;

                          (d) there are no interferences, oppositions,
                   cancellations, claims of infringement or unfair competition or other contested proceedings pending, or to Seller's knowledge threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Federal, state or local court or before any other United States or foreign Governmental Entity, relating to any of the Intellectual Property and Seller has no knowledge of any facts that could reasonably be expected to give rise to any such interferences, oppositions, cancellations, claims of infringement or unfair competition or other contested proceedings;

                          (e) Seller has taken all reasonably necessary action
                   to protect the Intellectual Property and Seller has not received any notice and has no knowledge that any third party is infringing the Intellectual Property; and

                          (f) the Advertising Materials (to Seller's knowledge)
                   and the Intellectual Property do not violate any license, or infringe upon any license, trademark, service mark, copyright, patent, trade secret, right of privacy or publicity or other personal or property right of any other Person and do not contain any material that defames, libels or slanders a Person.

                   (iii) Exploitation of Intellectual Property.

                          (a) Schedule 4.17(iii) lists all licenses granted by
                   Seller to use the Intellectual Property anywhere in the world that are in effect as of the Closing Date;

                          (b) Except as set forth on Schedule 4.17(iii), Seller
                   has no obligation to grant licenses or other rights to any of the Intellectual Property to any other Person; and

                          (c) Except as set forth on Schedule 4.17(iii), Seller
                   has not entered into any agreements adversely affecting Seller's right to transfer or Buyer's right to use the Intellectual Property.

                   (iv) Third-Party Intellectual Property.

                              (a) Schedule 4.17(iv) lists all licenses,
                        including software licenses, which are in effect as of the date of this Agreement, pursuant to which Seller exploits the intellectual property of third parties in connection with the Business (the "Third Party Licenses"). To Seller's knowledge, there are no additional Third Party Licenses that Buyer will be required to purchase to ensure the uninterrupted continuation of the Business following the Closing Date. All such intellectual property of third parties that is licensed to Seller pursuant to the Third Party Licenses has been licensed pursuant to valid license agreements and all royalties, license or other fees due and payable thereunder have been paid or adequate provision therefor has been made and accrued on the books of the Seller. All Third Party Licenses necessary for the operation of the Business or the Products are assignable to Buyer pursuant to the terms thereof. Seller is not in material breach of any Third Party Licenses.

                              (b) Except as set forth on Schedule 4.17(iv), and
                        other than the Intellectual Property, Seller does not use in connection with the Business or the Products, any other trademarks, service marks, trade names, brand names, logos and trade dress, registered or unregistered, foreign or United States, or any domain names or Uniform Resource Locators.

                  4.18 Tax.

                  Except as set forth on Schedule 4.18, (i) Seller has no obligation or liability for any Tax that has accrued, is due and owing, or has been assessed by any federal, state, local or foreign taxing authority or any municipality, subdivision, agency or instrumentality thereof, or any other taxing authority in excess of the applicable reserves therefor shown on Seller's interim balance sheet as at and for the six months ended June 30, 2001, and there has been no change in the applicable reserves from June 30, 2001 until the date hereof, (ii) there are no actions, proceedings, audits, examinations or investigations pending against Seller or, to the knowledge of Seller, threatened against Seller with respect to the assessment or collection of Taxes, (iii) Seller has timely paid all Taxes required to be paid on or before the Closing Date, has timely withheld or collected all Taxes required to be withheld or collected on or before the Closing

Date, has deposited all Taxes required to be deposited on or before the Closing Date and has timely filed all Tax returns and information statements required to be filed by Seller under applicable law with respect to such Taxes on or before the Closing Date, (iv) no notice of any proposed adjustment or notice of underpayment has been received by Seller from any taxing authority with respect to any such Taxes, (v) to the knowledge of Seller, no claim has been asserted, proposed or threatened against Seller with respect to any such Taxes that remains outstanding, (vi) no extensions of the time of assessment of any such Taxes against Seller has been requested or granted (other than any such extension that is no longer in effect), (vii) no protests are pending with respect to any such Taxes, and (viii) there are no liens for Taxes on any of the Purchased Assets and no action, proceeding or, to the knowledge of Seller, examination or investigation with respect thereto has been instituted against Seller. As used in this Agreement, the term "Tax" means any obligation or liability (including, but not limited to, any tax, withholding, fee, assessment or charge) imposed by any taxing authority, including, without limitation, income, gross receipts, ad valorem, capital stock, value added, license, franchise, employment, withholding, social security, workers compensation, occupation, payroll, unemployment compensation, utility, severance, windfall profits, production, stamp, customs duties, real or personal property, transfer, intangibles, documentary, gains, sales or use taxes or other levies, charges or assessments of any kind, together with any and all interest, penalties and additions imposed with respect thereto.

                  4.19 Insurance.

                  Schedule 4.19 lists the insurance policies providing insurance coverage for the Purchased Assets. Except as set forth on Schedule 4.19, each of such policies is issued in favor of Seller and is valid, existing and binding and in full force and effect.

                  4.20 Data Protection and Compliance with Privacy Policies.

                  Notwithstanding any other provision of this Agreement:

                        (i) from the date that the embark.com Web site was established until and including the Closing Date, Seller has complied with all applicable laws, regulations, regulatory requirements, federal and state guidelines in connection with its data processing and collection activities, including personally identifying information (the "Data Protection Laws");

                        (ii) Seller has not received any notice (including any enforcement notice), letter, complaint or other communication from any Governmental Entity alleging breach by it of any Data Protection Laws, and Seller does not have knowledge of any circumstances which currently exist which may later give rise to any such notice, letter or complaint being served, given or made;

                        (iii) no individual, corporation, entity or body has ever been awarded compensation, or other remedy from Seller under any Data Protection Laws and Seller does not have knowledge of any circumstances which currently exist or may later exist which might lead to any claim for compensation or any other legal action being commenced;

                        (iv) no order has been made against Seller for the rectification, erasure or destruction of any data under any Data Protection Laws. To Seller's knowledge, no application for such an order is outstanding and Seller does not have knowledge of any circumstances which might lead to any application for such an order being made;

                        (v) from the date that the "embark.com" Web site was established until and including the date hereof, Seller has complied in all material respects with the privacy policy as set forth on that Web site; and

                        (vi) Seller has fully complied with and taken all necessary action under applicable Web site privacy policies, including, if required under such policies, providing the correct notice(s) to and obtaining the required consents of their users in connection with the sale and delivery of the Purchased Assets.

                  4.21 No Material Omissions.

                  Neither this Agreement nor any of the Ancillary Agreements nor any certificate delivered to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact, necessary to make the statements made, in light of the circumstances in which they are made, not misleading.

                  4.22 Assets Necessary to the Business.

                  Except as set forth on Schedule 4.22, following the Closing, Buyer will have all necessary assets and rights, including rights to be conveyed under the Ancillary Agreements, to carry on the Business in all material respects in the same manner and to the same extent as at the Closing Date.

                  4.23 Undisclosed Liabilities.

                  There are no liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due relating to the Business, the Purchased Assets or the Products, except as disclosed in Schedule 4.23 or the other Schedules to this Agreement or in this
Section 4.23, and except for liabilities or obligations reflected and reserved against on the Seller Financial Statements and liabilities or obligations of the Business which have arisen subsequent to June 30, 2001 in the ordinary course of business and consistent with past practice and experience and which neither individually nor in the aggregate may have a Material Adverse Effect.

                  4.24 Employee Matters.

                        (i) Schedule 4.24(i) sets forth a true, correct and complete list of the name of each proposed New Hire (such names are as provided to Seller by Buyer). Schedule 4.24(i) sets forth each such proposed New Hire's current job title, current compensation (including bonus amounts for the most recently completed fiscal year of Seller) and any bonus opportunity for Seller's current fiscal year, and any benefits enjoyed by any such individual which are not generally available to Seller's employees. Schedule 4.24(i) sets forth each such proposed New Hire's vacation and sick time accrued during such proposed New Hire's employment by Seller during the calendar year 2001 and not used during such year. Except as disclosed on Schedule 4.24(i), (a) Seller is not delinquent in payments to any of its employees, independent contractors or consultants including its officers, for any severance payments, wages, salaries, commissions, bonuses, royalties or other direct compensation for any services performed by them or for any amounts required to be reimbursed to such employees, independent contractors or consultants (b) there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board or any comparable state, local or foreign agency, (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened against or involving Seller, (d) no collective bargaining agreement is in effect for Seller or is currently being negotiated by or on behalf of Seller, and (e) there are no severance, "golden parachutes" or other bonus or termination payments or benefits promised, accrued or that otherwise would become due if any employee, independent contractor or consultant of Seller were terminated on or after the Closing Date. Except as disclosed on Schedule 4.24(i), no Seller employment law liabilities exist or are reasonably likely to arise with respect to any current or former employee of Seller or any ERISA Affiliate and no such employment claims are pending, or to Seller's knowledge threatened, with respect to any current or former employee of Seller or any ERISA Affiliate.

                        (ii) Schedule 4.24(ii) sets forth all (a) "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained, contributed to or required to be contributed to by Seller, or under which Seller could incur any liability for the benefit of current, former or retired employees of Seller or any of their beneficiaries or dependents, and (b) each other bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, welfare benefit, retiree medical or life insurance, severance or other benefit plan, program or arrangement, covering employees, directors, consultants or independent contractors of Seller or covering former employees, directors, consultants or independent contractors of Seller that are currently maintained, sponsored or contributed to by Seller, or with respect to which Seller could incur any liability or other obligation to contribute to or make payments under (each a "Plan"; collectively, the "Plans"). Each Plan complies in all material respects, both in form and operation, with all provisions of applicable law and with the provisions of any documents governing such Plans. There are no investigations by any governmental entity, or other claims (except routine claims for benefits payable under the Plans), suits or proceedings against or with respect to which any Plan is a party or asserting any rights to or claims for benefits under any Plan that could give rise to any liability. There are no involuntary termination proceedings, which have been instituted against any Plans. All contributions to, and payments from, the Plans that were required to be made in accordance with the terms of the Plans have been timely made. All premium payments that were required to be made in accordance with the terms of the Plans or an underlying insurance contract have been timely made in accordance therewith. Except for the Embark.com 401(k) Plan, Seller does not maintain a Plan that is intended to be a tax-qualified plan under Section 401(a) of the Code. Neither Seller nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligation to contribute to, or has ever maintained, sponsored or contributed to, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is (i) subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA), or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA). No transaction described in Section 4069, 4204 or 4212 involving Seller or any ERISA Affiliate has occurred. Seller has no liability for or obligation to provide any medical, life, health or other welfare benefits to or with respect to current or future retired or terminated employees or independent contractors of Seller (or their dependents or beneficiaries), except for health continuation coverage under
Section 4980B of the Code or Section 601 et seq. of ERISA.

                  4.25 Real Property.

                  Seller owns no real property. Set forth on Schedule 4.25 is a true, correct and complete list of the real property leased to Seller or used in connection with the Business (the "Leased Real Property"). Except as set forth on Schedule 4.25, Seller has valid leases under which Seller is entitled to occupy and use in the operation of the Business all such Leased Real Property, and there is no breach or default on the part of Seller under any such lease or, to the knowledge of Seller, any other party to any such lease. Seller has delivered to Buyer true, correct and complete copies of all such leases.

                  4.26 Environmental Matters.

                       (i) All Leased Real Property is and always has been operated by Seller in compliance with all applicable Environmental Laws. Neither Seller nor any Affiliate of Seller has caused, arranged for or allowed the transportation, treatment, storage or disposal of any Hazardous Substance in connection with the Leased Real Property, the operation of the Business or otherwise. No Hazardous Substance has ever been disposed of, buried, spilled, leaked, discharged, emitted or released in, on or from any Leased Real Property which is required under applicable Environmental Laws to be remediated, abated or reported by Seller or any Affiliate of Seller, or which may otherwise form the basis of a claim against Seller, or any Affiliate of Seller. There are not now and never have been any underground or above ground storage tanks on, at, or under any Leased

         Real Property which contain or ever did contain any Hazardous Substance. There is no asbestos, asbestos containing materials or polychlorinated biphenyl on, at or under any Leased Real Property. Each of Seller and any Affiliate of Seller is in compliance in all material respects with all applicable Environmental Laws. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation or proceeding arising under any applicable Environmental Laws, pending or, to the knowledge of Seller, threatened against Seller or any Affiliate of Seller with respect to the Business or any Leased Real Property.

                  (ii) For purposes of this Agreement: (a) "Environmental Laws" means any federal, state or local law, statute, regulation, ordinance, permit, registration or rule, or any standard or rule of common law dealing with or relating to the use or preservation of natural resources or the pollution, protection or restoration of the environment or the effect of the environment or hazardous substances on public health; and (b) "Hazardous Substance" means any pollutant, contaminant, hazardous or toxic materials or substances, waste, special waste, or any other chemical, substance or material listed or identified as hazardous or toxic in or regulated by any Environmental Laws (including, without limitation, petroleum or any fraction thereof, asbestos, lead, and formaldehyde but excluding limited quantities of substances typically used and reasonably necessary for the ordinary operation and maintenance of office equipment, and for the cleaning of the Leased Real Property, so long as such substances are used, transported, stored and handled in accordance with Environmental Laws).

                  4.27 Leased Personal Property.

                  Set forth on Schedule 4.27 are all leases of personal property to which Seller is a party, together with a detailed list of all personal property subject to such leases. Seller has valid leases under which Seller is entitled to use in the operation of the Business all leased personal property currently being used therein. Except as set forth on Schedule 4.27, there is no breach or default on the part of Seller nor, to the knowledge of Seller, is any other party to any such lease in breach or default thereof. Seller has delivered to Buyer true, correct and complete copies of all such leases.

                  4.28 Accounts Payable; Accrued Liabilities.

                  Set forth on Schedule 4.28 is an aged-detailed list of Seller's accounts payable (the "Accounts Payable") as of the Closing Date.
Schedule 4.28 also sets forth all of Seller's accrued liabilities (the "Accrued Liabilities") as of the Closing Date. All Accounts Payable and Accrued Liabilities referred to in this Section 4.28 represent valid obligations as of the Closing Date.

                  4.29 Accounts Receivable.

                  All accounts receivable of Seller that are reflected on the Seller Financial Statements or Schedule 4.29 (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business and consistent with past practice. The Accounts Receivable set forth on Schedule
4.29 are collectible in the ordinary course of business net of the respective reserves and sales tax shown on Schedule 4.29 (which reserves are adequate). There is no contest, claim, or right of set-off, other than returns in the ordinary course of business and consistent with past practice, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 4.29 contains a true, correct and complete aged-detailed list of all Accounts Receivable as of the Closing Date and all reserves reflected on Seller's books and records as of the Closing Date.

                  4.30 Relationship with Co-Branding Partners, Customers and Suppliers.

                  Except as described in Schedule 4.30, Seller does not know of any co-branding partner, significant customer of the Business or any material supplier of goods, products or services to Seller that will cease to do business, or significantly reduce the business conducted, with Buyer with respect to the Business after or as a result of the consummation of any of the transactions contemplated hereby.

                  4.31 Related Party Transactions.

                  Except as set forth on Schedule 4.31 and except for compensation to regular employees of Seller, since December 31, 2000, no current or former director, officer, employee or stockholder of Seller or any Affiliate (as defined below) thereof or of Seller is or has had a business relationship with Seller involving payments to or from Seller in excess of Twenty-Five

Thousand Dollars ($25,000). For purposes of this Agreement, "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified. For purposes of this definition, the term "control" of a Person means the possession, direct or indirect, of the power to (x) vote 50% or more of the voting securities of such Person or (y) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and the terms and phrases "controlling," "controlled by" and "under common control with" have correlative meanings.

                  4.32 Investment Intent; Private Placement.

                  (i) Seller is an "accredited investor", as that term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in equity securities presenting an investment decision like that involved in the acquisition of the Stock. Seller or its counsel, accountants or other investment advisers have requested, received, reviewed and considered all information deemed relevant by them in making an informed decision to acquire the Stock.

                  (ii) Seller is acquiring the Stock for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act. Seller has no present intention of selling, granting any participation in, or otherwise distributing the Stock, except in compliance with the Securities Act or pursuant to an available exemption thereunder.

                  (iii) Seller understands that the Stock has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Seller's investment intent as expressed herein. Seller is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Seller further understands that the certificate(s) representing the Stock shall bear the following legend:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

                  4.33 Comdisco Note.

                  Except as set forth in Schedule 4.33, as of the Closing Date, all payments due by Seller under the Comdisco Note have been timely made and Seller is not in default thereunder.

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND TPR

                  Except as specifically set forth on the Schedules attached to this Agreement, Buyer and TPR hereby represent and warrant to Seller that as of the date hereof:

                  5.1 Organization.

                  Each of Buyer and TPR is duly organized, validly existing and in good standing under the laws of Delaware and has full corporate or limited liability company power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

                  5.2 Authorization.

                  Each of Buyer and TPR has all necessary corporate or limited liability company power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, and has taken all corporate or limited liability company action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer and TPR and, assuming the due execution and delivery of this Agreement and each of the Ancillary Agreements, to which it is a party, by Seller, is a legal, valid and binding obligation of Buyer and TPR, enforceable against Buyer and TPR in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered at equity or at law.

                  5.3 No Conflict or Violation.

                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of TPR or the Certificate of Formation or Operating Agreement of Buyer, (ii) a breach of, or a default under, or a right to accelerate with respect to, any term or provision of any contract, commitment or other obligation to which Buyer or TPR is a party or is subject, which would interfere with the ability of Buyer or TPR to consummate the transactions contemplated by this Agreement or (iii) a violation by Buyer or TPR of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which would interfere with the ability of Buyer or TPR to consummate the transactions contemplated by this Agreement.

                  5.4 Consents and Approvals.

                  No consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or other third party, that has not already been made, is required to be made or obtained by Buyer or TPR on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not interfere in any material way with the ability of Buyer or TPR to consummate the transactions contemplated by this Agreement.

                  5.5 Litigation.

                  There is no material action, order, writ, injunction, judgment or decree outstanding, or suit, litigation, proceeding, labor dispute, arbitration, investigation or reported claim pending, or to the knowledge of Buyer or TPR threatened, before any court, Governmental Entity or arbitrator, which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement or would, if successful, materially and adversely affect the ability of Buyer or TPR to consummate the transactions contemplated by this Agreement.

                  5.6 Advisors.

                  Neither Buyer nor TPR has employed, nor is either subject to any valid claim of, any Advisor in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions.

                  5.7 Owner of Buyer; Assets of Buyer.

                  Buyer is a wholly owned subsidiary of TPR. Buyer has sufficient cash to meet its obligations under this Agreement without any requirement for financing other than from TPR.

                  5.8 Capital Stock.

                  The authorized capital stock of TPR consists of 100,000,000 shares of the common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01. On the date hereof, (i) 26,293,307 shares of the authorized common stock were validly issued and outstanding, fully paid and nonassessable, (ii) no shares of the authorized preferred stock were issued and outstanding, (iii) up to 2,023,736 shares of the authorized common stock and no shares of the authorized preferred stock are reserved for issuance upon the exercise of warrants, options and other rights heretofore issued by TPR or which TPR is committed to issue. The Stock when issued by TPR to the Seller at the Closing shall be validly issued, fully paid and nonassessable.

                  5.9 SEC Filings; Financial Statements.

                  (i) TPR has filed with the Securities and Exchange Commission (the "SEC") and made available to Seller or its representatives all forms, reports and documents required to be filed by TPR with the Commission since June 18, 2001 (collectively, the "SEC Reports"). The SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstances under which they were made, not misleading.

                  (ii) Each of the financial statements (including, in each case, any related notes) contained in the SEC Reports, including any SEC Reports filed after the date of this Agreement until the Closing Date, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the applicable form) and fairly presented in all material respects the consolidated financial position of TPR and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                  5.10 Absence of Certain Changes or Events. Since June 30, 2001, TPR has conducted its business in the ordinary course (except for the transaction contemplated by this Agreement) and, since such date, there has not been any material adverse change in the condition (financial or otherwise), operations, performance or properties of TPR, Buyer and TPR's direct and indirect subsidiaries taken as a whole (but not including stock price performance).

                  5.11 Compliance with Securities Laws. Assuming the accuracy of the representations and warranties of Seller contained in Section 4.32, the issuance of the Stock to Seller on the Closing Date will have been made in compliance with all applicable securities laws.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

                  6.1 Conditions to Obligations of Buyer.

                  The obligations of Buyer and TPR to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions:

                  (i) each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date, and Seller shall, on or before the Closing Date, have performed all of its obligations under this Agreement in all material respects, which by the terms of this Agreement are to be performed on or before the Closing Date;

                  (ii) the Purchased Assets shall be free and clear of all Liens;

                  (iii) Seller shall have delivered each of Seller's deliverables specified in Section 3.2, and other such documents as Buyer may reasonably require; and

                  (iv) there shall not be threatened, instituted or pending any action or proceeding by any third party before any Governmental Entity seeking to restrain or prohibit the transactions contemplated by this Agreement.

                  6.2 Conditions to Obligations of Seller.

                  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions:

                  (i) each of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date, and Buyer shall, on or before the Closing Date, have performed all of its obligations under this Agreement in all material respects, which by the terms of this Agreement are to be performed on or before the Closing Date;

                  (ii) Buyer shall have delivered each of Buyer's deliverables specified in Section 3.3 and such other documents as Seller may reasonably require; and

                  (iii) there shall not be threatened, instituted or pending any action or proceeding by any third party before any Governmental Entity seeking to restrain or prohibit the transactions contemplated by this Agreement.

                                   ARTICLE VII

                                    COVENANTS

                  7.1 Conduct of Business Pending Closing. Seller covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

                  (i) Seller shall afford to Buyer and its authorized representatives full access during normal business hours to all properties, books, records, customers, contracts and documents of, or pertaining to the Business and a full opportunity to make such investigations as they shall desire to make of the Business or with respect to the Purchased Assets and the Assumed Liabilities, and Seller shall furnish or cause to be furnished to Buyer and its authorized representatives all such information with respect to the affairs and businesses of the Business and with respect to the Purchased Assets and the Assumed Liabilities as Buyer may reasonably request.

                  (ii) Seller shall maintain its owned and leased properties relating to the Business in good operating condition and repair, shall make all necessary renewals, additions and replacements thereto, and shall carry on the Business diligently and substantially in the same manner as heretofore and not make or institute any unusual or novel methods of purchase, sale, lease, marketing, contracting, management, accounting or operation. Without in any way limiting the foregoing, Seller shall not take any action (or omit to take any action) that would cause any representation or warranty of Seller contained in this Agreement to be untrue or incomplete in any material respect at any time prior to or as of the Closing.

                  (iii) Seller shall not enter into or amend any contract or commitment relating to the Business.

                  (iv) Seller shall not sell or otherwise dispose of any capital asset of the Business.

                  (v) Seller shall maintain its existing insurance coverage.

                  (vi) Seller shall use its best efforts to preserve its present relationships with suppliers and customers and others having business relations with Seller.

                  (vii) Seller shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of Seller relating to the Business.

                  (viii) Seller shall duly comply with all Laws.

                  (ix) Seller shall promptly advise Buyer in writing of any adverse change in the business, condition, operations, prospects or assets of the Business.

                  (x) From time to time prior to the Closing, and in any event immediately prior to the Closing, Seller shall advise the Buyer in writing of any matter hereafter arising or becoming known to it that, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in one or more of the Schedules to this Agreement or that is necessary to correct any information in any such Schedules that is or has become inaccurate. No such disclosure shall affect Seller's liability for breaches of representations and warranties made on the date hereof.

                  (xi) Seller and Buyer shall each use its best efforts to cause the satisfaction of the conditions precedent contained in this Agreement which are its responsibility.

                  7.2 Confidentiality.

                        (i) From and after the date of this Agreement, Seller will hold confidential all Confidential Information, and shall not without the express consent of Buyer, use any Confidential Information for purposes other than those permitted in this Agreement or, without the prior written consent of Buyer, disclose any Confidential Information to third parties or to any employee who does not need to use such Confidential Information for purposes of this Agreement or the transactions contemplated hereby. Seller shall take reasonable measures and efforts to provide protection for Confidential Information, including measures at least as strict as those each party uses to protect its own Confidential Information, so long as those measures are not negligent. Seller shall cause the backup copies of server data that it retains subsequent to Closing for use in the CollegeNet litigation, as contemplated by Schedule 2.1(xvii), to be delivered to counsel representing Seller in connection with such litigation and to be retained solely by such counsel for the duration of the time that such data is so used. After the conclusion of the CollegeNet litigation, or such earlier time as the data is not longer needed in connection therewith, Seller shall promptly deliver all copies of such data, in whatever form, to Buyer.

                        (ii) From and after the date of this Agreement, Buyer will hold confidential and will not, without the written consent of Seller, use any information which Buyer received from Seller in connection with its due diligence review of Seller which relates to the Excluded Assets or Excluded Liabilities but not the Purchased Assets or Assumed Liabilities; provided, however, that this Section 7.2(ii) shall not apply to information (a) which is publicly known through no fault of Buyer, (b) which has been disclosed by Seller to others without any obligation of confidentiality, (c) in connection with the filing of any Tax returns by Buyer, (d) contained in records or files relating to other operations of Buyer or its Affiliates separate and apart from the fact that the information was obtained from Seller, and (e) the disclosure of which is required by law. Notwithstanding the foregoing, Buyer is permitted to disclose such information to its or TPR's directors, officers, employees, attorneys and outside accountants.

                        (iii) In addition, after the date hereof Buyer and Seller agree to keep confidential the terms and conditions of this Agreement, other than (i) as required in connection with obtaining any necessary consents required to consummate the transactions contemplated hereby, and (ii) any disclosure obligations of TPR under the Securities Act or the Exchange Act as determined in TPR's sole discretion.

                  7.3 Use and Destruction of Registered User Information.

                  Seller will not use the Registered User Information after the Closing Date and Seller will, at the direction of Buyer either (i) destroy all such information in its possession or control and verify such destruction to Buyer or (ii) retain all such information in its possession for the period of time specified by Buyer (unless otherwise required by law, regulation, federal or state guidelines or codes of practice).

                  7.4 Compliance with Laws.

                  Buyer and Seller agree to cooperate, at or after the Closing Date, in taking such actions as may be necessary to effectuate the transfer of the Purchased Assets in compliance with all laws and regulations applicable thereto, including any governmental or regulatory notifications and filings required to be made for the consummation of the transactions contemplated by this Agreement.

                  7.5 Continuation of Seller; Non-Distribution of the Purchase Price.

                        (i) Seller shall continue to exist as a corporate legal entity following the Closing Date and shall not be legally dissolved before the date on which payment of that portion of the purchase price contemplated by Section 2.5(iii) has been made by Buyer to Seller. Seller will not distribute the Stock, or any consideration received by Seller in connection with a sale of the Stock, to its stockholders until the later of (a) the payment in full by Seller of all amounts outstanding under the Promissory Note or (b) the earlier of (x) the satisfaction by Seller of any liabilities resulting from the final resolution of the CollegeNet Litigation and any possible appeals therefrom or (y) July 31, 2002. Any such distribution will be made only in compliance with applicable securities laws.

                        (ii) If, on July 31, 2002, the CollegeNet Litigation and any possible appeals therefrom have not been finally resolved or any liability arising therefrom has not been completely satisfied, Seller will establish a reasonable reserve for the purpose of satisfying any liabilities that may arise out of the CollegeNet Litigation and any possible appeals therefrom, and will maintain such reserve until such time as the CollegeNet Litigation and any possible appeals therefrom have been finally resolved, and any liability arising therefrom has been completely satisfied.

                  7.6 Assignment of 101 Townsend Lease; Access to 111 Townsend and Telephone Systems.

                        (i) Upon the execution of this Agreement, Seller will use its best efforts to assign its rights under that certain lease agreement (the "Lease Agreement"), dated

         January 25, 1996, between Seller and Civitas Equity Fund I, LLC, as landlord, for the space located at 101 Townsend, on substantially the same terms as the Lease Agreement. Subject to Section 7.6(iv), Seller will be responsible for and will remedy any damage, to the satisfaction of 101 Townsend's landlord, caused by Seller to 101 Townsend prior to any assignment to Buyer. In the event that Buyer is not able to reach agreement with the landlord for 101 Townsend permitting Buyer to assume the lease for that space with rental payment terms acceptable to Buyer (which will in no event involve rental payments in excess of the cash rental payments currently being made by Seller thereunder), Seller shall sublet the 101 Townsend space to Buyer for a period of up to nine months from the Closing Date, as requested by Buyer, at the same rent as then paid by Seller.

                        (ii) For the period ending forty-five (45) days after the Closing Date, Seller will permit Buyer and Buyer's representatives to utilize 111 Townsend at a rate of $8,000 per week (a) to facilitate the transition of the operation of the Business and (b) to gain access to the data lines currently physically located at 111 Townsend. Seller agrees to allow such data lines to remain in such location and further agrees to grant Buyer access to such data lines through the period commencing on the Closing Date and ending on June 30, 2002. Seller agrees to use its best efforts to assist Buyer in obtaining 111 Townsend landlord's consent to permit Buyer's continued access to such data lines through December 31, 2002 on commercially reasonable terms.

                        (iii) Seller will maintain the telephone systems and all related equipment currently in place at 101 Townsend and 111 Townsend for a period of 45 days after the Closing Date. Seller will grant Buyer access to 111 Townsend as contemplated in Section 7.6(ii) and permit Buyer to utilize such telephone systems and related equipment for such 45-day period. Seller will make all arrangements required to transfer to Buyer all telephone numbers used by Seller in connection with the Business. Buyer agrees to pay all maintenance relating to such system and all toll, local and long distance charges incurred by Buyer while using such telephone system. Seller acknowledges that Buyer will not be responsible for any charges relating to the leasing of such telephone system or its related equipment.


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
                        (iv) At such time as Buyer no longer requires the use of the facilities located at 111 Townsend, as provided in Section 7.6(ii) and (iii), Seller will perform repairs on the walls that separate 101 Townsend from 111 Townsend, which repairs shall be performed to the satisfaction of the landlords of each of 101 Townsend and 111 Townsend. Buyer will contribute $7,500 to the cost of such repairs.

                  7.7 Post-Closing Assistance.

                        (i) Following the Closing, Seller will provide Buyer with such assistance as may reasonably be requested in connection with the Programming to ensure the uninterrupted continuation of the Business and Seller will retain and provide Buyer with any records or information that may be reasonably relevant to any interruption of the Business. Buyer will reimburse Seller for reasonable out-of-pocket expenses incurred in providing such assistance.

                        (ii) After the Closing Date, Seller, on the one hand, and TPR and Buyer, on the other hand, will, during normal business hours and upon reasonable request, give each other and each other's representatives, as the case may be, reasonable access to all of Seller's Business Information retained by Seller or acquired by Buyer, as the case may be, pursuant to this Agreement required by such requesting party in connection with any legal proceedings, the preparation or filing of any Tax return or the filing of any SEC report or registration statement; provided, however, that (a) any such request will not interfere unreasonably with the operation of the other parties' business, (b) such request will not require the furnishing party to take any action that would constitute a waiver of the attorney-client privilege and (c) the furnishing party need not supply the requesting party with any information that the furnishing party is under a legal obligation not to supply. Any information obtained pursuant to this Section 7.7(ii) or pursuant to any other Section providing for sharing of information will be kept confidential by the parties in accordance with Section 7.2.

                        (iii) Following the Closing, Seller shall use its best efforts to cause PricewaterhouseCoopers LLP to provide to TPR all necessary consents in a timely manner to enable TPR to include, in any filing that shall be made by TPR under the


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
         Securities Act or the Exchange Act, the reports of PricewaterhouseCoopers LLP on Seller's financial statements covering such periods as shall be required under the Securities Act, the Exchange Act or the rules and regulations promulgated thereunder to be included as part of any such filing. Seller shall also render to TPR all reasonable assistance that TPR may request in connection with any such Securities Act or Exchange Act filings by TPR. TPR shall reimburse Seller all reasonable costs and expenses incurred by Seller in rendering such assistance, but only to the extent that the rendering of such assistance is not otherwise an obligation of Seller under another Section of this Agreement.

                  7.8 Prorated Operating Expenses.

                        (i) Seller and Buyer agree that all of the items normally prorated, including those listed below, relating to the normal operating expenses of the Business will be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period through the Closing Date, and Buyer liable to the extent such items relate to periods subsequent to the Closing Date:

                              (a) personal property, real estate, occupancy, and
                  water Taxes, assessments and other charges, if any, on or with respect to the Purchased Assets and the operation of the Business;

                              (b) rent and other items (other than Taxes)
                  payable by or to Seller under any of the Assumed Contracts assigned to and assumed by Buyer under this Agreement;

                              (c) any permit, license, registration, compliance
                  assurance fees or other fees with respect to any such items transferable under this Agreement; and

                              (d) sewer rents and charges for water, telephone,
                  electricity and other utilities.

                        (ii) In connection with the prorations referred to in clause (i) above, in the event that actual figures are not available at the Closing Date, the proration will be made

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
         within 30 days of the date that the actual amounts become available. Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section
         7.8. Any amount due to Seller, on the one hand, or Buyer, on the other hand, pursuant to this Section 7.8 will be payable to Seller or Buyer, as the case may be, no later than the tenth day following the making of the prorations called for in this Section 7.7.

                  7.9 Payment of Accounts Payable.

                  Seller agrees to promptly pay and satisfy all Accounts Payable and Accrued Liabilities listed on Schedule 2.6 subsequent to the Closing. In addition, Seller shall use the funds being loaned by TPR to Seller under the Promissory Note, the Cash Portion and Seller's cash on hand at Closing to pay and satisfy, no later than three days after the Closing, all Accounts Payable and Accrued Liabilities marked with an asterisk (*) on Schedule 4.28. In accordance with Section 2.6, Seller will deliver to Buyer 75 days after the Closing Date an Officer's Certificate of Seller, executed by an appropriate officer, which will certify, as of such date those Accounts Payable and Accrued Liabilities that have been satisfied and those that have not been satisfied.

                  7.10 Termination of 401(k) Plan.

                  Seller agrees that, as soon as practicable after the Closing Date but no later than December 31, 2001, Seller will take, or cause to be taken, in accordance with the Code and any other applicable laws, all necessary and appropriate actions to effectuate the termination of the Embark.com 401(k) Plan (the "401(k) Plan"), including the timely adoption of all applicable amendments to the 401(k) Plan to implement such termination, and shall timely submit such terminated 401(k) Plan to the Internal Revenue Service for a determination that the termination of the 401(k) Plan does not adversely affect the tax-qualified status of the 401(k) Plan and tax-exemption of its related trust under Sections 401(a) and 501(a) of the Code, respectively. Seller also agrees to administer the 401(k) Plan in accordance with its terms and applicable law to effectuate the termination thereof and to make the final distribution of the assets thereunder as promptly as practicable following the termination of the 401(k) Plan.

                  7.11 Notification of Registered Users. Buyer agrees that, as soon as practicable after the Closing Date but no later than October 31, 2001, Buyer will (i) notify via email all Registered Users that Buyer has acquired Seller and informing such Registered Users of any changes to Seller's privacy policy on the website "embark.com" and (ii) will post any changes to the privacy policy on such web site.

                  7.12 Further Assurances.

                        (i) From time to time after the date of this Agreement, without further consideration, Seller and Buyer, at their own expense, will execute and deliver such additional instruments and other documents and will take such further actions as may be necessary or appropriate to effectuate, carry out and comply with the terms of this Agreement and the transactions contemplated hereby.

                        (ii) To the extent that Seller's rights under any Assumed Contract may not be assigned without the consent of another Person, which consent has not been obtained prior to the Closing Date, this Agreement will not constitute an assignment of the same if an attempted assignment would constitute a breach thereof or be unlawful. As soon as possible after the Closing, Seller shall seek the consent of all third parties whose consent is necessary to effect the assignment of any of the Assumed Contracts to Buyer. If any such third party does not consent to such assignment and subsequently terminates any such Assumed Contract or fails to perform its obligations thereunder, then Seller shall promptly pay to Buyer in cash, as a post-Closing adjustment, the amount equal to the revenue lost by Buyer under any such Assumed Contract. Buyer will cooperate with Seller and will use its commercially reasonable efforts after the Closing to assist Seller in obtaining such assignments to Buyer.

                        (iii) To the extent that on the Closing Date Buyer did not assume an agreement or arrangement of Seller and such agreement or arrangement was either not included on Schedule 4.9(a) or included on
         Schedule 4.9(d), Seller agrees to present such agreement or arrangement to Buyer as soon as possible after either Seller or Buyer discovers that such agreement or arrangement was not included on Schedule 4.9(a), or, in the case where Buyer has not assumed an agreement or arrangement that was included on Schedule 4.9(d), within 20 days after the Closing Date. At Buyer's sole election (and


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
         without the payment of any additional consideration), Buyer may either
         (a) acquire all of Seller's rights, title and interest in, to and under such agreement or arrangement and assume any and all of Seller's duties, liabilities and obligations under such agreement or arrangement (in which case any such agreement or arrangement shall be an Assumed Contract for purposes of this Agreement) or (b) notify Seller that it will not assume such agreement or arrangement.

                  7.13 Closing Financial Statements.

                  On or before the 15th day after the Closing Date, Seller shall deliver to Buyer a detailed balance sheet as of the Closing Date and a statement of operations for the period from January 1, 2001 through the Closing Date. The accuracy and completeness of such financial information shall be certified by an officer of Seller, which certification shall be in the form of Exhibit R and shall constitute a representation and warranty of Seller under this Agreement.

                  7.14 [Intentionally Omitted]

                  7.15 Post Closing Loan to Seller.

                  On the Closing Date, Buyer shall make a loan to Seller in the amount of $1,800,000, which loan shall be evidenced by a Promissory Note in the form of Exhibit S hereto and be secured by the pledge of 300,000 shares of the Stock pursuant to a Pledge and Security Agreement in the form of Exhibit T hereto.

                  7.16 Performance of Certain Services by Seller.

                  After the Closing, Seller shall perform for Buyer and TPR the services set forth on Schedule 7.16 hereto (the "Services") for the periods set forth therein. The Services shall be performed by such employees of Seller as are identified in Schedule 7.16. Seller shall, and shall cause each employee of Seller identified on Schedule 7.16 to, perform the Services in a conscientious and diligent manner. Should any of the persons identified on Schedule 7.16 fail to perform the Services in the manner called for by this Section 7.16, Seller shall be obligated to pay to Buyer $675 per day for every such person that does not perform the Services in the manner called for herein. Buyer shall reimburse Seller for all expenses and bonuses (but not salary) to be paid by Seller to such employees in connection with their performance of the Services, as set forth on Schedule 7.16

                  7.17 Change of Corporate Name.

                  As soon as possible after the Closing, Seller shall (i) change its corporate name to a name that does not include the word "Embark" or any other words that are similar to Seller's prior corporate names or any of the Products and (ii) make all such filings as are necessary to reflect such change of corporate name in the State of Delaware and all other jurisdictions where Seller is qualified to do business, including the filing of certificates of termination of use of any assumed names.

                  7.18 Subsequent Representations.

                  Prior to any issuance of Stock in accordance with Section 2.5(v), Seller and TPR shall make the representations and warranties set forth in Sections 4.32 and 5.11, respectively, with respect to such Stock.

                                  ARTICLE VIII

                                    EMPLOYEES

                  8.1 Employment of Seller's Employees. Buyer may, in its sole discretion, subsequent to the Closing Date, offer employment to any employee of Seller (each such employee of Seller that accepts Buyer's employment offer, a "New Hire"; collectively, the "New Hires").

                                   ARTICLE IX

                                 NONCOMPETITION

                  9.1 Non-competition.

                        (i) For a period of five (5) years from the Closing Date, Seller shall not engage, as a principal or for its own account, or jointly with others as a stockholder, partner, member, consultant, or agent in any business or enterprise that engages anywhere in the world in the development or marketing of any Web-based products the primary subject matter of which relates to (a) on-line applications to higher education institutions, (b) higher education admissions information or (c) the management of recruitment and admission procedures at higher education institutions or any other enterprise that competes directly or indirectly with the Business (the "Competitive Activity"). Nothing


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
         contained herein shall prevent Seller from engaging in any activity other than the Competitive Activity.

                        (ii) Seller acknowledges that the Business competes in a worldwide marketplace of online educational products and services. Accordingly, Seller acknowledges that the geographical constraints upon its activities are reasonable. Nevertheless, if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 9.1 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

                                    ARTICLE X

                                   TAX MATTERS

                  10.1 Tax Matters.

                        (i) All transfer and sales Taxes incurred in connection with this Agreement and the transactions contemplated by this Agreement will be borne by Seller. Seller will pay all such transfer or sales Taxes to the applicable taxing authority and, at its own expense, Seller will file, to the extent required by applicable law, all necessary Tax returns and other documentation with respect to all such transfer or sales Taxes, and, if required by applicable law, Buyer will join in the execution of any such Tax returns or other documentation. Seller will make each such Tax return available for Buyer's review and approval, which approval shall not be unreasonably withheld, no later than 25 business days prior to the due date for filing each such Tax return.

                        (ii) With respect to Taxes to be prorated in accordance with Section 7.8 only, Buyer will prepare and timely file all Tax returns required to be filed with respect to the Purchased Assets, if any, and will duly and timely pay all such Taxes shown to be due on such Tax returns. Buyer will make such Tax returns available for Seller's review and approval, which approval shall not be unreasonably withheld, no later than 25 business days prior to the due date for filing such Tax return. Within 20 business days after receipt of such Tax return, Seller will pay to Buyer (or, Buyer may offset against amounts otherwise payable to Seller) its proportionate share of the amount shown as due on such Tax return determined in accordance with Section 7.8 of this Agreement.

                        (iii) Seller and Buyer will provide each other with such cooperation and information as each of them reasonably may request of the other in preparing and filing any Tax return, amended Tax return or claim for refund, determining a liability for Taxes or a right to refund of Taxes, preparation for litigation or investigation of claims in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information will include providing copies of all relevant Tax returns, documents and records, or portions thereof, relating exclusively to the Business (but not including income or franchise Tax returns or portions thereof). Each of Seller and Buyer will make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding any other subsection of this Section 10.1(iii), each of Seller and Buyer will retain all Tax returns, schedules and work papers and all material records or other documents relating to Tax matters of the Business for the taxable year of Seller, ending on or after the Closing Date and for all previous years, until the expiration of the statute of limitations on tax claims or assessments of the taxable years to which such Tax returns and other documents relate. Any information obtained under this Section 10.1(iii) will be kept confidential in accordance with Section 7.2, except as may be otherwise necessary in connection with the filing of Tax returns or claims for refund or in conducting an audit or other tax proceeding.

                  10.2 Treatment of Proration and Indemnity Payments.

                  All payments made by Seller or Buyer, as the case may be, to or for the benefit of the other party pursuant to Section 7.8 or any indemnification obligations under this Agreement will be treated as adjustments to the Purchase Price for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement, including making appropriate adjustments to Form 8594 filed pursuant to Section 2.8.

                                   ARTICLE XI

                                 INDEMNIFICATION


                  11.1 Indemnification by Seller.

                  Seller will indemnify, defend and hold Buyer or TPR, as the case may be, and their respective successors and assigns, and respective officers, agents, employees and Affiliates ("Buyer Indemnified Parties") harmless from and against any and all claims, liabilities, obligations, demands, causes of action, damages, costs or expenses, including reasonable attorney's fees (collectively, "Damages"), suffered, paid or incurred by any of them resulting from or arising out of any (i) breach of Seller's representations and warranties contained in this Agreement or any certificate delivered hereunder,
(ii) breach of Seller's covenants or undertakings contained in this Agreement, or any certificate delivered hereunder, (iii) any Excluded Liability, (iv) any claim of any Advisor to Seller arising out of the transactions contemplated by this Agreement and (v) any claims under the Worker Adjustment and Retraining Notification Act.

                  11.2 Indemnification by Buyer.

                  Buyer will indemnify, defend and hold Seller, its successors and assigns, and its officers, agents, employees and affiliates ("Seller Indemnified Parties") harmless from and against any and all Damages suffered, paid or incurred by them resulting from or arising out of (i) any breach of Buyer's or TPR's representations and warranties, covenants or undertakings contained in this Agreement or any certificate delivered hereunder, (ii) any Assumed Liabilities, and (iii) any claim of any Advisor to Buyer arising out of the transactions contemplated by this Agreement.

                  11.3 Indemnification Procedures Relating to Third Party
Claims.

                  As soon as reasonably possible after the receipt by Buyer or Seller of written notice of any claim, litigation or proceeding asserted by a third party that may give rise to liability under Sections 11.1 or 11.2 (a "Claim"), the indemnified party shall give written notice to Seller or Buyer, as the case may be (the "Indemnifying Party"), of such Claim, in reasonable detail, provided, however, that failure to give such notification shall not relieve the Indemnifying Party from its indemnification obligations except to the extent, if any, that the Indemnifying

Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the Indemnifying Party, as soon as reasonably possible after receipt thereof, copies of all notices and documents received by the indemnified party relating to such Claim. The Indemnifying Party shall have the right, within fifteen (15) days after being so notified, to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party in good faith and at the Indemnifying Party's own expense. If notice is given to an Indemnifying Party of the commencement of a Claim and it does not, within fifteen (15) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnified party shall have the right to conduct and control the defense of such Claim without the Indemnifying Party's consent (subject to the restrictions on settlement set forth below) and shall be entitled to payment from the Indemnifying Party of all reasonable costs of such defense (including reasonable attorney's fees and expenses). In any Claim, the defense of which the Indemnifying Party has assumed, the indemnified party shall have the right to participate therein and retain its own counsel at its own expense, unless the named parties to any such litigation or proceeding (including impleaded parties) include both the Indemnifying Party and the indemnified party, and representation of such parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in such case such separate counsel may be retained by the indemnified party at the expense of the Indemnifying Party. Buyer and Seller agree that if Buyer or any of its Affiliates is made party to the CollegeNet Litigation and Seller assumes defense of such lawsuit pursuant to this Section 11.3, Buyer and its Affiliates agree that the law firm of Stoll Stoll Berne Lokting & Shlachter is reasonably satisfactory and that such law firm shall conduct such defense until such time that the representation of such parties by Stoll Stoll Berne Lokting & Shlachter would be inappropriate due to actual or potential differing interests between Seller and Buyer in the CollegeNet Litigation. The Indemnifying Party may elect to settle any Claim defended by it without the written consent of the indemnified party provided that such settlement is limited to payment of monetary damages that are payable in full by the Indemnifying Party and the indemnified party is fully discharged at the time of the settlement from any liability with respect to the Claim. The indemnified party, to the extent it has assumed the defense of any Claim as provided above, may settle any Claim defended by it only with the consent of the Indemnifying Party, which consent will not be unreasonably withheld. The Indemnifying Party (or the indemnified party to the extent it has assumed the defense of any Claim as provided above) may not enter into any settlement that is not limited to payment of monetary damages without the indemnified party's (or the Indemnifying Party's) prior written consent, which will not be unreasonably withheld. The parties will use all reasonable efforts to cooperate fully with respect to the defense of any Claim.

                  11.4 Limitation of Seller's Liability. Anything in this Agreement to the contrary notwithstanding, the liability of Seller to indemnify Buyer Indemnified Parties against any Damages sustained in connection with any indemnity obligations with respect to which Buyer has given notice to Seller on or prior to July 31, 2002 will be limited to the Total Transaction Value. With respect to indemnity obligations (other than Damages relating to the CollegeNet Litigation), with respect to which Buyer gives notice to Seller after July 31, 2002, the liability of Seller to indemnify Buyer Indemnified Parties will be limited to 25% of the Total Transaction Value. With respect to Damages relating to the CollegeNet Litigation, the liability of Seller to indemnify Buyer Indemnified Parties will be limited to the Total Transaction Value regardless of when notice of such indemnification obligation is given.

                  11.5 Limitation of Buyer's Liability. Anything in this Agreement to the contrary notwithstanding, the liability of Buyer to indemnify Seller Indemnified Parties against any Damages sustained in connection with any indemnity obligations with respect to which Seller has given notice to Buyer on or prior to July 31, 2002 will be limited to the Stock Transaction Value. With respect to indemnity obligations with respect to which Seller has given notice to Buyer after July 31, 2002, the liability of Buyer to indemnify Seller Indemnified Parties will be limited to 25% of the Stock Transaction Value.

                  11.6 Right of Offset and Use of Stock to Satisfy Seller Indemnification Obligations.

                  If, and to the extent that Seller is obligated to indemnify, defend and hold Buyer or TPR harmless pursuant to Section 11.1, Buyer or TPR, as the case may be, may, at its sole election, satisfy all or part of any such obligation of Seller by offsetting any amounts due to Buyer or TPR, as the case may be, from Seller against any amounts due to Seller from Buyer under this Agreement. Such right of offset shall be available to Buyer and TPR even if Buyer's or TPR's right to be indemnified by Seller under Section 11.1 arises in advance of any payment being due and payable by Buyer to Seller under Section 2.5 of this Agreement. In any such event, Buyer or TPR, as applicable, shall be entitled to postpone recovery of any indemnity obligation due to them by Seller until Buyer or TPR can offset such obligation with payments that would otherwise be due Seller under Section 2.5 of this Agreement. Any indemnification obligation of Seller that is not timely satisfied as a result of such election by Buyer or TPR shall not bear interest. After such time as there are no further payments under Section 2.5(iii) available for offset, Seller may elect to satisfy any indemnification obligation it may have under Section 11.1 by first surrendering to TPR that number of shares of Stock with a market value equal to the value of Seller's indemnification obligations, which market value shall be determined by using the closing price of the Stock as reported on the Nasdaq stock market on the date Buyer's notice for indemnity is deemed delivered pursuant to Section 13.6 (or, if there is no closing price reported on such date, on the last date immediately preceding such date on which a closing price was reported). Any shortfall in payment after such surrender of Stock shall be due and payable in cash.

                  11.7 Exclusive Remedy. Except for Buyer's rights and remedies set forth in Sections 2.6 and 13.4, and except in the event of fraud, the rights and remedies of Seller and Buyer under this Article XI are exclusive and in lieu of any and all other rights and remedies that Seller and Buyer may have under this Agreement or otherwise for monetary relief with respect to any matter with respect to which indemnification may be sought under this Article XI.

                  11.8 Security for Indemnification Obligations of Seller.

                  Seller's indemnification obligations under this Section 11 shall be secured by the pledge by Seller to TPR of 200,000 shares of the Stock being issued to Seller by TPR pursuant to the terms of this Agreement. Such pledge shall be evidenced and governed by the Pledge and Security Agreement.

                                   ARTICLE XII

                             [INTENTIONALLY OMITTED]


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
                                  ARTICLE XIII

                                  MISCELLANEOUS

                  13.1 Survival of Representations and Warranties.

                  The representations and warranties set forth in Article IV and
Article V shall survive the Closing and will expire on the second anniversary of the Closing Date (the "Expiration Date"), except for those representations and warranties contained in Sections 4.3 (Authorization), 4.4 (Title to Transferred Assets), 4.18 (Tax), 4.24 (Employee Matters), 4.26 (Environmental Matters), and
5.2 (Authorization), all of which excepted representations and warranties shall remain in full force and effect until the expiration of the applicable statute of limitations, which date shall be deemed to be the Expiration Date for such actions; provided, however, that delivery by one party to the other of notice of a breach of any representation or warranty, specifying the breach in reasonable detail, and making a formal claim with respect thereto, on or prior to the Expiration Date shall be deemed to preserve such party's claim. The covenants and obligations set forth in Article VII shall survive the Closing until fully performed in accordance with their terms and otherwise until the applicable statute of limitations runs thereon.

                  13.2 Expenses.

                  None of the parties hereto shall have any obligation to pay any of the fees and expenses of any other party incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts.

                  13.3 No Joint Venture.

                  Nothing contained in this Agreement shall be construed to constitute the parties to be partners, co-employers, joint venturers, or agents of one another. Neither Seller, on the one hand, nor Buyer, on the other hand, shall have any power or authority to, nor shall any of them, obligate or bind the other in any manner except as specifically provided herein.

                  13.4 Specific Performance.

                  It is expressly understood and agreed that the material breach of any covenant contained in Sections 7.12 (Confidentiality) or 9.1 (Non-competition) will result in irreparable


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injury to the other party and that therefore such other party shall be entitled to specific performance thereof.

                  13.5 Assignment.

                  This Agreement or any of the rights or obligations hereunder may not be assigned by the Seller without the prior written consent of Buyer, or by Buyer, during the period commencing on the Closing Date and ending on June 30, 2003 without the prior written consent of Seller which consent will not be unreasonably withheld; provided, however, that during such period Buyer may assign any of its rights, interests or obligations hereunder to TPR or a purchaser of all or substantially all of Buyer's assets or to an entity into which Buyer merges or to a newly formed entity in a consolidation of Buyer with one or more entities or to a successor to Buyer's interest in a corporate reorganization, spin-off or similar transaction, in each case, without requiring the prior written consent of Seller; provided that such transaction, if not an assignment to TPR, is with an entity that has aggregate revenue equal to or greater than TPR for the completed fiscal year immediately prior to such assignment date. Any assignment in violation of this provision will be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

                  13.6 Notices.

                  Unless otherwise provided herein, any notice, approval or disapproval, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed given (i) if by transmission by facsimile or hand delivery, upon receipt thereof; (ii) if mailed via the official governmental mail system, seven (7) business days after mailing, provided said notice is sent postage pre-paid, via certified or registered mail, with a return receipt requested; or (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express or DHL Worldwide, two (2) business days after deposit therewith prepaid. All notices shall be addressed to the parties at the respective addresses as follows:


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

                  If to Seller, to          Embark.com, Inc.
                                            111 Townsend Street
                                            San Francisco, California  94107
                                            Telephone:  (415) 615-1500
                                            Facsimile:  (415) 615-1701
                                            Attention:  Chief Executive Officer

                  With a copy to:           Cooley Godward LLP
                                            5 Palo Alto Square
                                            3000 El Camino Real
                                            Palo Alto, CA
                                            Telephone:  (650) 843-5000
                                            Facsimile:  (650) 849-7400
                                            Attention:  Matthew Hemington, Esq.

                  If to TPR or Buyer:       The Princeton Review, Inc.
                                            2315 Broadway
                                            New York, NY  10024
                                            Telephone:  (212) 872-8282
                                            Facsimile:  (212) 874-0775
                                            Attention:  Mark Chernis

                  With a copy to:           Patterson, Belknap, Webb & Tyler LLP
                                            1133 Avenue of the Americas
                                            New York, New York  10036
                                            Telephone:  (212) 336-2000
                                            Facsimile:  (212) 336-2222
                                            Attention:  John P. Schmitt, Esq.

                  13.7 Governing Law; Exclusive Jurisdiction.

                  This Agreement shall be construed under and governed by the internal laws of the State of New York without regard to its conflict of laws provisions. Each party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purpose of any suit, action or other proceeding. Each of the parties agrees not to bring any suit, action or proceeding against the other party in connection with this Agreement and the transaction contemplated hereby in any court other than the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts referred to above, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  13.8 Entire Agreement; Amendments and Waivers.

                  This Agreement and the Ancillary Agreements constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, modification or waiver of this Agreement shall be binding unless executed in writing by all parties. Such a signed writing containing a manual signature may be transmitted by electronically confirmed facsimile telephone transmission, but no other electronic embodiment or means of transmission (such as electronic mail, irrespective of whether an electronic or digital signature statute has been enacted in any relevant jurisdiction) shall constitute either a writing or a signature for purposes of this Section. No waiver of any term or condition or of any breach of this Agreement shall be deemed or shall constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  13.9 Counterparts.

                  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when such counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterparts.

                  13.10 Publicity.

                  Upon execution and delivery of this Agreement, TPR may issue a press release announcing the transaction contemplated by this Agreement.

                  13.11 Construction.

                  The respective parties hereto and their attorneys have negotiated this Agreement, and the language hereof will not be construed for or against either party. A reference to a party, article, section, exhibit or schedule will mean a party, exhibit or schedule to, or an article or section in, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole. The terms "including" and "include" as used in this Agreement will be deemed to include the phrase "without limitation." The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

                  13.12 Severability.

                  Wherever possible, the validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect, unless such a construction of such provision would be unreasonable.

                  13.13 Failure to Enforce.

                  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every such provision.

                  13.14 Schedules.

                  The Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement.


                  [Remainder of page intentionally left blank].

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                           THE PRINCETON REVIEW, INC.



                                            By: /s/ Mark Chernis
                                                _______________________________
                                                Name: Mark Chernis
                                                Title: Chief Operating Officer

                                           PRINCETON REVIEW PUBLISHING, L.L.C.
                                           By: The Princeton Review, Inc.


                                           By:  /s/ Mark Chernis
                                                ________________________________
                                                Name: Mark Chernis
                                                Title: Chief Operating Officer

                                           EMBARK.COM, INC.


                                           By:  /s/ Phillip Dundelberges
                                                ________________________________
                                                Name: Phillip Dunkelberges
                                                Title: Chief Executive Officer



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
                                   APPENDIX A

                           WIRE TRANSFER INSTRUCTIONS